UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Gold Run Inc.
(Name of small business issuer in its charter)
Delaware	1040	20-4919927
State or Jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
330 Bay Street, Suite 820, Toronto, Ontario, Canada M5H 2S8 (416) 363-0151
(Address and telephone number of principal executive offices)
1265 Mesa Drive, Fernley NV 89408
(Address of principal place of business or intended principal place of business)
Hecht & Associates, P.C., 275 Madison Ave., 28th Floor, New York, NY 10016 (212) 490-3232
(Name, address and telephone number of agent for service)
Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock	$8,000,000.00[1]	$1.00	$8,000,000.00	$856.00

Notes:
1 Up to 560,000 warrants may be issued to dealers who participate in the offering by the registrant and neither these warrants or the shares underlying the exercise of the warrants are being registered.
* * *
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
Until ____________ (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
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PROSPECTUS
8,000,000 Shares of Common Stock
GOLD RUN INC.
This Prospectus relates to the sale of 8,000,000 shares of our Common Stock, which will be issued by us. The shares of Common Stock sold under this Prospectus will be sold for $1.00 per share. We are conducting this offering on a best efforts, all-or-none basis. This offering will be open for a period of 60 days after the date that this registration statement is declared effective, and may in our discretion be extended for up to an additional 30 days.
All subscription funds received will be held in an escrow account at the Bank of New York pending the sale of all 8,000,000 shares of Common Stock that are being offered. If we do not sell all 8,000,000 shares of Common Stock by the end of the offering period, or by the end of any extension period, then this offering shall expire and all funds already placed in escrow will be returned to investors with interest. Offering expenses and dealer commissions, if any, will be deducted from the proceeds when and if all 8,000,000 shares of Common Stock are sold.
There is currently no public market for shares of our Common Stock and there can be no assurance that one will ever develop. We will attempt to have our Common Stock quoted on the OTC Bulletin Board shortly after our Registration Statement is declared effective.

	Price to Public	Commission[1,2]	Net Proceeds to Us2

Per Share	$1.00[3]	-0-	$1.00

Aggregate Offering Price	$8,000,000.00	-0-	$7,800,000.00

Notes:
1 Our management is selling the securities and will not receive commissions with respect to the sale of these shares.
2 Our proceeds from this offering are net of offering expenses, which include printing costs, accounting costs and legal fees to our securities counsel. Members of the National Association of Securities Dealers, Inc. and foreign dealers who participate in this offering will be paid a 7% cash commission to the extent that they participate, and will also be issued warrants in an amount equal to 7% of the sales that they participate in and we accept, exercisable for a period of two years from the effective date of the registration statement at a price of $1.00 per share. Our payment of any commissions will reduce our net proceeds.
3 We have arbitrarily determined the public offering price of our shares of Common Stock. The public offering price bears no relationship to any objective criterion of value. See the section captioned “Determination of Offering Price” for more details.
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* * *
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION CAPTIONED "RISK FACTORS" AT PAGE 9 FOR MORE DETAILS.
THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT IS A PRELIMINARY PROSPECTUS THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT BEEN DECLARED EFFECTIVE. NO SECURITIES MAY BE SOLD UNDER THIS REGISTRATION STATEMENT UNTIL IT IS DECLARED EFFECTIVE BY THE COMMISSION.
The information contained in this Prospectus is subject to completion or amendment. We may not sell these securities until this registration statement, of which this Prospectus is a part, is declared effective. This Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy these securities, and there shall not be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED IN THIS PROSPECTUS IN CONSIDERING WHETHER TO BUY THE SHARES OF COMMON STOCK DESCRIBED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF THE SALE OF ANY SHARES OF COMMON STOCK.
Our principal executive offices are located at 330 Bay Street, Suite 820, Toronto, Ontario, Canada M5H 2S8. Our telephone number is (416) 363-0151.
The date of this Prospectus is December 15, 2006.
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TABLE OF CONTENTS
Part I: Information Required in Prospectus	6
Summary Information	6
Risk Factors	9
Use of Proceeds	20
Determination of Offering Price	21
Dilution	21
Plan of Distribution	22
Legal Proceedings	23
Directors, Executive Officers, Promoters and Control Persons	23
Security Ownership of Certain Beneficial Owners and Management	27
Description of Securities	30
Interest of Named Experts and Counsel	32
Commission Position of Indemnification for Securities Act Liabilities	32
Organization within Last Five Years	32
Description of Business	33
Description of Property	37
Management's Plan of Operation	43
Certain Relationships and Related Transactions	46
Market for Common Stock and Related Stockholder Matters	50
Executive Compensation	52
Legal Matters	55
Experts	55
Financial Statements	56
Changes in and Disagreements with
Accountants on Accounting and Financial Disclosure	73
Glossary	73
Part II: Information not Required in Prospectus	74
Indemnification of Directors and Officers	74
Other Expenses of Issuance and Distribution	74
Recent Sales of Unregistered Securities	75
Exhibits	77
Undertakings	78
Signatures	80
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PART I: INFORMATION REQUIRED IN PROSPECTUS
SUMMARY INFORMATION
This summary highlights information contained elsewhere in this Prospectus and does not contain all of the information that you should consider before deciding whether to invest in our shares of Common Stock. You are urged to read this Prospectus in its entirety.
Gold Run Inc. (referred to in this Prospectus as “us” or “we”) is a Delaware corporation that was formed in May 2006 to engage in the highly speculative business of exploring for gold. We commenced exploration activities in August 2006. As an exploration company, we have no mining operations, cash flow or income from any sources. We currently hold leases on three properties in northern Nevada on which we have the right to explore, and if warranted, mine for gold. None of these properties are known to contain gold which can be mined at a profit. Our exploration efforts are led by our President and Chief Geologist, David C. Mathewson. We plan to use the proceeds from this offering to maintain our interests in these leases, comply with certain contractual obligations to Mr. Mathewson and continue with our gold exploration activities.
We are offering 8,000,000 shares of Common Stock to be sold for $1.00 per share, on a best efforts, all-or-none basis.
As of December 1, 2006, we are authorized by our charter to issue a total of 100,000,000 shares of Common Stock. As of December 1, 2006, we have 39,450,000 shares of Common Stock issued and outstanding. This figure does not include the following shares:
•	The shares of Common Stock being offered in this registration statement;
•	9,900,000 shares of Common Stock into which our outstanding warrants are exercisable as of December 1, 2006;
•	485,479 shares of Common Stock underlying our outstanding stock options exercisable as of December 1, 2006;
•	1,114,521 shares of Common Stock underlying our outstanding stock options exercisable after December 1, 2006;
•	The shares of Common Stock underlying our outstanding convertible promissory notes, which shall automatically convert into shares of Common Stock upon this registration statement being declared effective. The number of shares underlying our outstanding convertible promissory notes totals 4,804,800, which includes interest on the notes being paid in additional shares of Common Stock.
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•	A maximum of 560,000 shares of Common Stock issuable to dealers upon their exercise of warrants that may be issued to them in connection with their participation in this offering.
Once this registration statement is declared effective, we will have a total of 44,254,800 shares of Common Stock issued and outstanding. This includes the shares of Common Stock issuable upon the automatic conversion of our outstanding convertible promissory notes with the interest thereon being paid in additional shares of Common Stock, but does not include any shares of Common Stock issuable upon the exercise of our outstanding warrants and stock options or any warrants exercisable for up to an aggregate maximum of 560,000 shares of Common Stock that may be issued to dealers in connection with their participation in this offering.
If all 8,000,000 shares of Common Stock being offered in this Prospectus are sold, and once our outstanding convertible promissory notes are automatically converted into shares of Common Stock with interest being paid in additional shares of Common Stock, and if all of our outstanding warrants and vested and non-vested stock options are exercised, then we will have a total of 63,754,800 shares of Common Stock outstanding, and the 8,000,000 shares of Common Stock being offered in this Prospectus will represent approximately 12.54% of the outstanding shares of Common Stock. This does not take into account any warrants exercisable for up to an aggregate maximum of 560,000 shares of Common Stock that may be issued to dealers in connection with their participation in this offering.
Summary Financial Information
The summary financial information below is derived from our audited financial statements for the period starting with our incorporation on May 5, 2006 and ending on August 31, 2006. Our fiscal year ends on December 31 of each year. Our audited financial statements, together with the notes thereto, are included elsewhere in this Prospectus.

2006 YTD (5/5/06-8/31/06)

Total Assets	$863,636

Total Liabilities	(1,014,074)

Stockholders' Equity	(150,438)

Total Revenue	-0-

Net Profit (Loss)	(163,978)

Net Profit (Loss) per share	$(0.004)

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Our outstanding convertible promissory notes will automatically convert into shares of Common Stock once this registration statement is declared effective. As a result, our liabilities will be reduced by the principal amount of these notes and our stockholders’ equity will be increased by the same amount.
Forward-Looking Statements
This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, in the discussions under the sections of this Prospectus captioned “Description of Business”, “Risk Factors”, “Management’s Plan of Operation”, and elsewhere. Any and all statements contained in this Prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may”, “might”, “will”, “would”, “should”, “could”, “project”, “estimate”, “pro-forma”, “predict”, “potential”, “strategy”, “anticipate”, “attempt”, “develop”, “plan”, “help”, “believe”, “continue”, “intend”, “expect”, “future”, and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this Prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to exploration programs, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, (iv) the assumptions underlying or relating to any statement described in points (i), (ii), or (iii) above.
The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to obtain adequate financing, insufficient cash flows and resulting illiquidity, our inability to expand our business, government regulations, lack of diversification, volatility in the price of gold, increased competition, results of arbitration and litigation, stock volatility and illiquidity, and our failure to implement our business plans or strategies. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this Prospectus appears under the caption “Risk Factors” and elsewhere in this Prospectus.
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Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this Prospectus to reflect any new information or future events or circumstances or otherwise.
Readers should read this Prospectus and the following discussion and analysis in conjunction with the discussion under the caption “Risk Factors”, our financial statements and the related notes thereto in this Prospectus, and other documents which we may file from time to time with the Securities and Exchange Commission.
RISK FACTORS
Our business is exploring for gold, which is a highly speculative activity. An investment in our shares of Common Stock involves a high degree of risk. You should not invest in our Common Stock if you cannot afford to lose your entire investment. In deciding whether you should invest in shares of our Common Stock, you should carefully consider the following information together with all of the other information contained in this Prospectus. Any of the following risk factors can cause our business, prospects, financial condition or results of operations to suffer and you to lose all or part of your investment.
The loss of David C. Mathewson would have a material adverse effect upon our business.
Our business depends upon the continued involvement of David C. Mathewson, our President and Chief Geologist. The loss of Mr. Mathewson’s services would have a material adverse impact on our business and prospects. We relied solely upon Mr. Mathewson’s judgment and expertise in deciding to lease our properties. We did not independently visit, survey or examine our properties before leasing them. We are relying upon Mr. Mathewson’s familiarity with our properties in implementing our exploration program, which was designed by Mr. Mathewson. We plan to rely upon Mr. Mathewson’s expertise in planning our future activities, including the acquisition of exploration prospects. We do not believe that we will be able to operate as planned in the event that Mr. Mathewson ceases to be involved with us. You should carefully consider our reliance upon Mr. Mathewson’s involvement and judgment before deciding whether to invest in our Common Stock.
Exploring for gold is an inherently speculative business.
Exploring for gold is a business that by its nature is very speculative. There is a strong possibility that we will not discover any gold which can be mined at a profit. Even if we do discover gold deposits, there is strong risk that the deposit will be of a quality or size that makes it impossible to make a profit from actually mining it. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected geological formations, geological formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, land slides and the inability to obtain suitable or adequate machinery, equipment or labor are just some of the many risks involved in mineral exploration programs and the subsequent development of gold deposits.
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We may need to obtain additional financing over and above this public offering in order to meet our capital needs.
The further exploration and exploitation of our existing properties as well as the acquisition and exploration of new properties will require additional capital over and above the proceeds of this public offering. We may also need capital more rapidly than currently anticipated, for example, if we incur higher-than-expected exploration expenses. We may be unable to secure additional financing on terms acceptable to us, or at all, at times when we need such financing. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders will be reduced and the securities that we may issue in the future may have rights, preferences or privileges senior to those of the current holders of our Common Stock. Such securities may also be issued at a discount to the market price of our Common Stock, resulting in possible further dilution to the book value per share of Common Stock. If we raise additional funds by issuing debt, we could be subject to debt covenants that could place limitations on our operations and financial flexibility. Our inability to raise additional funds on a timely basis could prevent us from achieving our business objectives and could have a negative impact on our business, financial condition, results of operations and the value of our securities.
We must fund our exploration activities at a minimum level of $6,000,000 or we may lose our leases and key personnel.
Under our agreement with our President and Chief Geologist, David C. Mathewson, we are required to fund our exploration program in a minimum amount of $6,000,000, staggered in periodic payments through April 30, 2009. In the event that we are unable to satisfy this commitment in a timely manner, then Mr. Mathewson may resign as our President and Chief Geologist and we will probably lose the rights to our currently leased properties and any other properties that we may have leased from Mr. Mathewson and/or an entity under his control.
Our management has conflicts of interest.
Some of our directors and officers have private mining interests and also serve as officers and/or directors of other gold exploration companies, or are principals of other companies that provide legal and investment advisory services to us. Consequently, their personal interests may come into conflict with our interests. Situations may arise where these persons are presented with business opportunities which may be desirable not only for us, but also to the other companies with which these persons are affiliated. In addition to competition for suitable business opportunities, we also compete with these other gold exploration companies for investment capital, technical resources, key personnel and other things. You should carefully consider these potential conflicts of interest before deciding whether to invest in shares of our Common Stock. In the event that such a conflict of interest arises at a meeting of our Board of Directors, a director who has such a conflict will abstain from voting for or against the matter about which the conflict exists. Two of our directors, who are also founders, are partners in an investment banking firm that has rendered financial consulting services to us and may do so again in the future. Two of our other directors, who are also founders, are partners in a law firm that has rendered legal services to us and may do so again in the future. Our directors and officers who have potential conflicts of interest as of the date of this Prospectus due to their affiliation with other companies are listed below:
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•	David C. Mathewson, our President, Chief Geologist and a Director, has a 50% ownership interest in KM Exploration, Ltd., a Nevada limited liability company, from which we lease our properties. As a 50% equity holder of KM Exploration, Mr. Mathewson may be deemed to have a conflict of interest notwithstanding his representation to us that he has waived his rights to receive any of our lease payments and a portion of any royalty payments that we may make to KM Exploration. Our lease agreements with KM Exploration are described in greater detail in the section captioned “Description of Property”. Additionally, Mr. Mathewson is also a Director of Tone Resources, Ltd., a Canadian gold exploration company operating in the Carlin and Battle Mountain gold trends, near our properties.[1]
•	Ernest M. Cleave, our Chief Financial Officer, also serves as the chief financial officer of Grandview Gold, Inc., a Canadian company, which is a gold exploration company operating in the Carlin gold trend, near our properties.
•	D. Richard Brown, our Secretary and Chairman of the Board of Directors, is also a Director of Grandview Gold. For more than the past five years, he has been one of the two managing partners in Osprey Capital Partners, an investment banking firm which was paid by us for financial consulting services. His company, 1514380 Ontario Inc., owns 50% of the equity in Osprey Capital Partners.
•	Michael Berns, a Director, is also the Chairman of the Board and the Chairman of the Audit Committee of Golden Odyssey Mining, Inc., a Canadian gold exploration company operating in the Carlin and Battle Mountain-Eureka gold trends, near our properties.
•	Trevor Michael is a partner in Osprey Capital Partners.
•	Michael Berns and James Berns are the two partners in the law firm of Berns & Berns.
Note:
1 Mr. Mathewson has advised us that he expects to resign as a director of Tone Resources upon the completion of its pending merger with U.S. Gold Corp.
* * *
Sales of Common Stock by our officers, directors and seed investors may adversely affect your investment.
Our officers, directors and seed investors will collectively own or have the right to acquire at least 70% of our shares of our Common Stock.
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Any actual or possible sales of Common Stock or any offers to sell Common Stock by our officers, directors and seed investors may adversely affect your investment, because such offers or sales may depress our stock price, impact our liquidity and hurt our ability to secure additional financing.
We do not know if there is any gold that can be mined at a profit on our properties.
None of the properties on which we have the right to explore for gold are known to have any deposits of gold which can be mined at a profit. Whether a gold deposit can be mined at a profit depends upon many factors. Some but not all of these factors include: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; operating costs and capital expenditures required to start mining a deposit; the availability and cost of financing; the price of gold, which is highly volatile and cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but any one of them could adversely affect your investment.
We are an exploration stage company with no mining operations.
Our business is exploring for gold. In the unlikely event that we discover commercially exploitable gold deposits, we will not be able to make any money from them unless the gold is actually mined. We will need to either mine the gold ourselves, find some other entity to mine our properties on our behalf, or sell our rights to mine the gold. Mining operations in the United States are subject to many different federal, state and local laws and regulations, including stringent environmental, health and safety laws. If we assume any operational responsibility for mining on our properties, it is possible that we will be unable to comply with current or future laws and regulations, which can change at any time. It is possible that changes to these laws will be adverse to any potential mining operations. Moreover, compliance with such laws may cause substantial delays and require capital outlays in excess of those anticipated, adversely affecting any potential mining operations. Our future mining operations, if any, may also be subject to liability for pollution or other environmental damage. It is possible that we will choose to not be insured against this risk because of high insurance costs or other reasons.
We are a new company with a short operating history and have only lost money.
We were formed on May 5, 2006. Our operating history consists of starting our preliminary exploration activities. We have already lost money because of the expenses we have incurred in recruiting personnel, acquiring the rights to explore on our leased properties, and starting our preliminary exploration activities. Exploring for gold is an inherently speculative activity. There is a strong possibility that we will not find any commercially exploitable gold deposits on our properties. Because we are a gold exploration company, we may never achieve any meaningful revenue.
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Our business is subject to extensive environmental regulations.
All of our operations are subject to extensive environmental regulations which can make exploring for gold expensive or prohibit it altogether. We may be subject to potential liabilities associated with the pollution of the environment and the disposal of waste products that may occur as the result of our exploring for gold on our properties. We may have to pay to remedy environmental pollution, which may reduce the amount of money that we have available to use for exploring for gold. This may adversely affect our financial position, which may cause you to lose your investment. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or to enter into interim compliance measures pending the completion of the required remedy. If a decision is made to mine any of our properties and we retain any operational responsibility for doing so, our potential exposure for remediation may be significant, and this may have a material adverse effect upon our business and financial position. We have not purchased insurance for potential environmental risks (including potential liability for pollution or other hazards associated with the disposal of waste products from our exploration activities) because we currently have no intention of mining our properties. However, if we change our business plan to include the mining of our properties and assuming that we retain operational responsibility for mining our properties, then such insurance may not be available to us on reasonable terms or at a reasonable price. All of our exploration and, if warranted, development activities may be subject to regulation under one or more local, state and federal environmental impact analyses and public review processes. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have significant impact on some portion of our business, which may require our business to be economically re-evaluated from time to time. These risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capability. Inasmuch as posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, increases in bonding requirements could prevent operations even if we are in full compliance with all substantive environmental laws.
 We may be required to obtain government licenses and permits, which may be denied.
Exploration activities usually require the granting of permits from various governmental agencies. For example, exploration drilling on unpatented mineral claims require a permit to be obtained from the United States Bureau of Land Management, which may take several months or longer to grant the requested permit. Depending on the size, location and scope of the exploration program, additional permits may also be required before exploration activities can be undertaken. Prehistoric or Indian grave yards, threatened or endangered species, archeological sites or the possibility thereof, difficult access, excessive dust and important nearby water resources may all result in the need for additional permits before exploration activities can commence. As with all permitting processes, there is the risk that unexpected delays and excessive costs may be experienced in obtaining required permits. The needed permits may not be granted at all. Delays in or our inability to obtain necessary permits will result in unanticipated costs, which may result in serious adverse effects upon our business.
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The value of our properties is subject to volatility in the price of gold.
Our ability to obtain additional and continuing funding, and our profitability should we ever commence mining operations, will be significantly affected by changes in the market price of gold. Gold prices fluctuate widely and are affected by numerous factors beyond our control. Some of these factors include the sale or purchase of gold by central banks and financial institutions; interest rates; currency exchange rates; inflation or deflation; fluctuation in the value of the United States dollar and other currencies; speculation; global and regional supply and demand, including investment, industrial and jewelry demand; and the political and economic conditions of major gold or other mineral-producing countries throughout the world, such as Russia and South Africa. The price of gold or other minerals have fluctuated widely in recent years, and a decline in the price of gold could cause a significant decrease in the value of our properties, limit our ability to raise money, and render continued exploration and development of our properties impracticable. If that happens, then we could lose our rights to our properties and be compelled to sell some or all of these rights. Additionally, the future development of our mining properties beyond the exploration stage is heavily dependent upon the level of gold prices remaining sufficiently high to make the development of our properties economically viable. If the price of gold drops significantly, there is a chance that you may lose some or all of your investment. The greater the decrease in the price of gold, the more likely it is that you will lose money.
We have not verified title to our properties, which could be challenged or impaired.
We have not verified title to our properties, and we do not know whether there are any title defects to our properties. We have not conducted surveys of our properties or obtained title opinions as to the validity of our title to our properties. Title to, and the area of, our properties may be disputed. We may face challenges to title to our properties, which, if successful, will have a material adverse effect upon our business. The cost of defending our property title would be very expensive, and may prevent us from continuing operations. This may cause you to lose some or all of your investment. We are not insured against challenges or defects to our property titles, nor do we intend to carry title insurance in the future. Some of our properties consist of unpatented lode claims created and maintained in accordance with the U.S. Mining Act of 1872. Unpatented lode claims are unique U.S. property interests and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented lode claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law. In addition, unpatented lode claims are always subject to possible challenges by third parties or contests by the Federal government, which, if successful, may present a material adverse effect upon our business any may cause you to lose all or part of your investment. Our business may also suffer because of changes or proposed changes to the General Mining Law which may, for example, impose royalties upon gold production from unpatented lode claims located on U.S. federal lands.
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We may be unable to obtain the supplies and equipment necessary to explore for gold.
Gold exploration is a very competitive business. Competitive demands for contractors and unforseen shortages of supplies and/or equipment could result in the disruption of our planned exploration activities. Current demand for exploration drilling services, equipment and supplies is robust and could result in suitable equipment and skilled manpower being unavailable at scheduled times for our exploration program. Fuel prices are extremely volatile as well. We will attempt to locate suitable equipment, materials, manpower and fuel if sufficient funds are available. If we cannot find the equipment and supplies needed for our various explorations programs, we may have to suspend some or all of them until equipment, supplies, funds and/or skilled manpower become available. Any such disruption in our activities may adversely affect our exploration activities and financial condition.
We may not be able to maintain the infrastructure necessary to conduct exploration activities.
Our exploration activities depend upon adequate infrastructure. Reliable roads, bridges, power sources and water supply are important factors which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our exploration activities and financial condition.
Our exploration activities may be adversely affected by climate.
The local climate makes it impossible for us to conduct exploration activities on our properties year-round. Because of their rural location and the lack of developed infrastructure in the area, our properties are generally impassible during the muddy season, which lasts roughly from December through May. During this time, it may be difficult or impossible for us to access our properties, make repairs, or otherwise conduct exploration activities on them. Earthquakes, heavy rains, snowstorms, and floods could result in serious damage to or the destruction of facilities, equipment or means of access to our properties, or may otherwise prevent us from conducting exploration activities on our properties.
We may be unable to compete with other companies in our industry.
There is significant and increasing competition for gold and other precious metal exploration prospects in Nevada and indeed all over the world. As a result of this competition, some of which is from large, established mining companies with substantially greater financial and technical resources than ours, we may be unable to acquire additional exploration opportunities on terms that we consider acceptable. Moreover, this competition makes it more difficult for us to attract and retain personnel, obtain equipment and secure financing for our operations. If we are unable to attract and retain personnel and lease or otherwise obtain necessary equipment, we will be unable to proceed with our exploration activities. We will be unable to fully implement our exploration program if we cannot attract additional capital. In the event that our existing properties do not contain any gold that can be mined at a profit, our inability to acquire new prospects will mean that we will have no exploration operations.
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We do not carry any property or casualty insurance and do not intend to carry such insurance in the future.
Our business is subject to a number of risks and hazards generally, including but not limited to adverse environmental conditions, industrial accidents, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to our properties, equipment, infrastructure, personal injury or death, environmental damage, delays, monetary losses and possible legal liability. You could lose all or part of your investment if any such catastrophic event occurs. We do not carry any insurance at this time, nor do we intend to carry property or casualty insurance in the future (except that we will carry all insurance that we are required to by law, such as motor vehicle insurance). Even if we do obtain insurance, there can be no assurance that the insurance will cover all of the risks associated with our operations. Insurance against risks such as environmental pollution or other hazards as a result of exploration is generally not available to us or to other companies in our business on acceptable terms. We will not carry title insurance. Should any events against which we are not insured actually occur, we may become subject to substantial losses, costs and liabilities which will adversely affect our financial condition.
We are required to make annual payments to maintain our exploration rights.
We are required under the terms of our property leases to make annual payments to the claim holder, KM Exploration, Ltd., a Nevada limited liability company in which our President and Chief Geologist, Mr. David C. Mathewson, holds a 50% ownership interest. We are also required to make annual claim maintenance payments to Federal Bureau of Land Management and to the County in which our properties are located in order to maintain our rights to explore and, if warranted, to develop our properties. Our annual claim maintenance payments currently total approximately $57,551. If we fail to meet these obligations, we will lose the right to explore for gold on our properties. Our property leases are described in greater detail in the section captioned “Description of Property”.
We have only three employees, upon whom our business is dependent.
We currently have only three employees. Our first employee is our President and Chief Geologist, Mr. David C. Mathewson, who started to work for us full time on August 1, 2006. Mr. Mathewson is also a member of our Board of Directors. Our agreement with Mr. Mathewson requires us to make available a cumulative total of $6 million to be used for exploration activities on our properties by April 30, 2009. If we are unable to make these funds available, there is a risk that Mr. Mathewson may resign from his positions. Our business is dependent upon Mr. Mathewson’s continued active involvement. The loss of Mr Mathewson’s services would have a significant adverse effect upon our business, which may cause you to lose some or all of your investment.
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Our second employee is John M. Pritchard, our Chief Executive Officer and a Director, who joined us on September 16, 2006. Our third employee is Brion Theriault, a senior field geologist who joined us on September 16, 2006. We anticipate that our business may become dependent upon other key personnel and/or consultants in the future. We do not carry key-man insurance on any of our officers, directors or employees, and do not intend to carry such insurance in the future.
Some members of our management may not be subject to the jurisdiction of U.S. courts.
Some of our officers and directors are Canadian. This may make it difficult for our investors to enforce the judgments of U.S. courts against them. There can be no assurance that our stockholders will be able effect service of process against our Canadian officers and directors, or that appropriate foreign courts would enforce the judgment of U.S. courts against them. There is no guarantee that our investors would be able to proceed in Canadian Courts against these persons. As of the date of this Prospectus, the following are our officers and directors who may not be subject to jurisdiction of U.S. courts because they are Canadian residents: D. Richard Brown, Ernest M. Cleave, John M. Pritchard and Trevor Michael. You should carefully consider the possibility that you may not be able to sue some of our officers and directors in U.S. courts before deciding whether to purchase shares of our Common Stock.
We must attract qualified personnel to conduct our exploration activities.
Our future success will depend largely upon the continued services of our key personnel. Our success will also depend upon our ability to attract, retain and motivate other qualified personnel. Key personnel represent a significant asset for us, and the competition for qualified personnel is intense in the gold exploration industry. We may have particular difficulty in attracting and retaining key personnel in the initial phases of our exploration activities. We do not have key-man insurance for any of our personnel. The inability to replace any of our officers and directors, and especially of our President and Chief Geologist, Mr. David C. Mathewson, will negatively affect our ability to continue our exploration activities.
There is no public market for our securities.
Following this public offering, we will attempt to have our Common Stock quoted on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. This market is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. There can be no assurance of when, if ever, we will be able to satisfy the listing requirements for our Common Stock to be listed on an exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our Common Stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our Common Stock may not be sufficiently widely held; we may not be able to secure market makers for our Common Stock, and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our Common Stock listed.
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Your investment is subject to significant dilution.
The book value of your investment will be immediately and significantly diluted because the offering price is substantially higher than the amount paid per share of Common Stock by the five initial investors, two of whom are officers and directors, and other initial investors. The offering price is also higher than the conversion prices of our outstanding convertible promissory notes that were sold in previous private placements. Our convertible promissory notes automatically convert into shares of Common Stock once our registration statement becomes effective. Because our success is highly dependent upon retaining our management team, we have sold to our management team at nominal prices warrants to purchase an aggregate of 9,900,000 shares of our Common Stock at a price of $1 per share. We have also granted to John M. Pritchard, our Chief Executive Officer and a Director, an option to purchase 1,500,000 shares of Common Stock at a price of $.25 per share for the first 500,000 shares and a price of $.50 per share for the remaining 1,000,000 shares. We have also granted an option to purchase 100,000 shares of our Common Stock at a price of CAD $.50 per share to a consultant in Canada. If and when the foregoing securities are exercised, the number of outstanding shares of Common Stock will be increased. To the extent that the exercise prices are less than our net tangible book value per share at the time of such exercise, there will be further dilution in the net tangible book value of any shares of Common Stock purchased in this offering. The net tangible book value of your shares of Common Stock may also be diluted in the event that we issue additional shares of Common Stock for any other reason, such as in connection with a secondary offering or a future stock option plan, to the extent that any such offering or option plan has a purchase price per share that is less than the per-share net tangible book value of your Common Stock at that time. The dilution in the book value of our Common Stock is discussed in greater detail in the “Dilution” section of this Prospectus.
The price of our Common Stock may be volatile and the market for our Common Stock may be illiquid.
The market price for shares of stock of gold exploration companies such as ours is affected by many variables in addition to those directly related to exploration successes or failures. Such factors include the general condition of markets for mining exploration stocks, the strength of the economy generally, the availability of alternative investments, the breadth of the public market for the stock, and resales by insiders and existing stockholders. Historically, the market price of shares on the OTC Bulletin Board has been and is likely to remain volatile and the market for our Common Stock may not be liquid. Our stockholders who wish to sell their shares could suffer significant losses if the price of shares of our Common Stock becomes depressed. There is also a significant chance that our Common Stock will be illiquid because there may be no active market for our shares.
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“Penny Stock” rules will initially make buying or selling our Common Stock difficult.
Trading in our Common Stock, which is being offered at a price of $1.00 per share, is subject to certain regulations adopted by the Securities Exchange Commission, commonly known as the “penny stock” rules and which apply to stocks selling below $5.00 per share. Our shares of Common Stock qualify as “penny stocks” and are covered by Section 15(g) of the Securities Exchange Act of 1934, which imposes additional practice requirements on broker-dealers who sell shares of such stocks in the market. “Penny stock” rules govern how broker-dealers can deal with their clients and with “penny stocks.” For sales of our Common Stock, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale of stock to you. The additional burdens imposed upon broker-dealers by the “penny stock” rules may discourage broker-dealers from effecting transactions in our Common Stock, which could severely affect its market price and liquidity. This could prevent you from easily reselling your shares and could cause the price of our Common Stock to decline.
We do not plan to pay any dividends in the foreseeable future.
We have never paid a dividend and we are unlikely to declare or pay a dividend in the foreseeable future, if ever. Whether any dividends are distributed in the future, as well as the specific details of any such dividends, will be decided by our Board of Directors based upon a number of factors, including but not limited to our earnings, financial requirements and other conditions prevailing at the time. There is no guarantee that we will ever pay dividends. You should carefully consider this before deciding whether to purchase shares of our Common Stock.
Our principal stockholders have the power to control the Company.
Our management, directors and stockholders who each own more than 5% of our outstanding Common Stock, and together will own over 50% of our outstanding shares of Common Stock after the completion of this offering. They have and will continue to have the ability to substantially control our business and affairs and acting together have the power to approve all matters that need to be approved by our stockholders. This includes the election and removal of directors and officers, mergers, consolidations, or the sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the company, impeding a merger, consolidation, takeover or other business combination involving the company, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company. This may adversely affect the value of your investment, and you should carefully consider this concentration of ownership before deciding whether to purchase shares of our Common Stock. After completion of this offering, the stockholders who will own more than 5% of our outstanding shares of Common Stock are: James Berns, Michael Berns, Tamara Brown, David C. Mathewson and Trevor Michael.
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We will incur increased costs as the result of being a public company.
The corporate governance and financial reporting practices that are required of publicly-traded companies did not apply to us prior to this offering. As a public company, we will incur significant legal, accounting and other expenses that we did not directly incur in the past. In addition, the Sarbanes-Oxley Act of 2002, as well as the rules implemented by the Securities Exchange Commission, require us to adopt corporate governance practices applicable to public companies. We expect these rules and regulations to increase our legal and financial costs and to make some activities more time-consuming and costly.
USE OF PROCEEDS
We will realize gross proceeds of $8,000,000 if this offering closes. The following table sets forth our planned use of proceeds through January 31, 2008, assuming that we will pay no dealer commissions:

Offering Expenses[1]	$200,000

Initial Exploration Costs[2]	925,000

Exploration Program Funding
Required by Contract	2,375,000

Estimated Administrative Expenses	400,000

Lease and Claim Maintenance[3]	90,884

Working Capital[4]	4,009,116

Total:	$8,000,000

Notes:
1 Our offering expenses are discussed in greater detail in the section captioned “Other Expenses of Issuance and Distribution.”
2 Reflects total budgeted initial exploration costs. This figure does not reflect that some initial exploration costs have already been incurred and does not include certain costs associated with our Horse Creek property, which have yet to be quantified.
3 Total lease payments and claim maintenance costs per year on our existing properties.
4 Our working capital will be reduced to the extent that we pay commissions to dealers on this offering, which cannot exceed a total of $560,000.
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DETERMINATION OF OFFERING PRICE
There is no market for the shares of Common Stock being registered. As a result, the offering price and other terms and conditions relative to the shares of Common Stock being offered in this Prospectus have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares. Among the factors that we considered in determining the offering price were: valuations of publicly held junior exploration companies; our gold exploration team; our current mineral prospects; our lack of an operating history; the proceeds we want to raise in this offering; the amount of capital to be contributed in this offering in proportion to the amount of stock to be retained by our existing stockholders, and our contractual requirements.
DILUTION
You will suffer an immediate and substantial dilution in the net tangible book value per share of Common Stock upon purchase. Dilution is the difference between the public offering price of $1.00 per share of Common Stock and the net book value per share of Common Stock. Our net book value per share is determined by subtracting total liabilities from total tangible assets and dividing the difference by the number of shares of Common Stock deemed to be outstanding.
Immediately prior to this offering, we had a total of 39,450,000 shares of Common Stock issued and outstanding, consisting of 23,900,000 shares held by our founders, 6,000,000 shares held by David C. Mathewson, 1,500,000 shares held by Brion Theriault and 8,050,000 shares held by a limited number of investors who purchased their shares shortly after we were formed.
Upon the effective date of this registration statement, we will have a total of 44,254,800 shares of Common Stock outstanding, consisting of these foregoing 39,450,000 shares plus 2,237,400 shares issuable upon the automatic conversion of our outstanding $.50 convertible promissory notes with interest paid in additional shares, and 2,567,400 shares issuable upon the automatic conversion of our outstanding $.25 convertible promissory notes with interest paid in additional shares (our convertible promissory notes automatically convert into shares of Common Stock upon the effective date of this registration statement). Our net tangible book value per share of Common Stock as of the effective date of this offering will be approximately $.03. This figure does not take into account the shares of Common Stock to be sold in this offering or any shares of Common Stock issuable upon the exercise of our outstanding warrants or stock options or upon the exercise of any warrants that may be issued to dealers as compensation to the extent that they participate in this offering.
Without taking into account any further adjustments in our net tangible book value other than to give effect to the sale of the 8,000,000 shares of Common Stock being offered in this Prospectus, after the deduction of offering expenses, our pro forma net tangible book value after the effective date of this offering will be approximately $9,256,463, or approximately $.18 per share of Common Stock. This represents an increase in net tangible book value to existing shareholders of approximately $.15 per share and a dilution of approximately 84% for new investors.
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The following table compares the differences between your investment in our shares of Common Stock with the investment of our existing shareholders, taking into account the automatic conversion of our outstanding convertible promissory notes into shares of Common Stock upon the effective date of this registration statement:

Public Offering Price Per Share:	$1.00

Net Tangible Book Value Per Share Before Offering Closes
and After Conversion of Notes:[1]	$.03

Pro Forma Net Tangible Book Value Per Share After Offering:	$.18

Increase Per Share Attributable to New Investors:	$.15

Amount of Dilution Per Share to New Investors:	$.82

Percentage Dilution Per Share to New Investors:	82%

Notes:
1 This does not take into account any decrease in net tangible book value subsequent to September 1, 2006 attributable to our continuing losses from operations or to the cash increase after August 31, 2006 from the sale of any convertible promissory notes.
PLAN OF DISTRIBUTION
We are offering 8,000,000 shares of Common Stock to the public at a price of $1.00 per share. The offering price was arbitrarily determined by us. This offering is made by us on a best efforts, all-or-none basis. This offering will be terminated if we do not sell all 8,000,000 shares of Common Stock within sixty days following the effective date of this registration statement, unless the offering period is extended by us for up to an additional thirty days. This offering will be terminated if all 8,000,000 shares of Common Stock are not sold by the end of the extension.
All proceeds from the sale of Common Stock in this offering will be held in escrow until either (i) all 8,000,000 shares of Common Stock are sold, or (ii) sixty days following the effective date of this registration statement, if all 8,000,000 shares of Common Stock are not sold and this offering is not extended by us for up to an additional thirty days. If we sell all 8,000,000 shares of Common Stock within sixty days following the effective date of this registration statement, or any extension thereof, then the proceeds of this offering will be released from escrow and we will have the immediate use of these funds, from which we will deduct fees, broker commissions (if any) and the offering expenses which have not yet been paid. If we do not sell all 8,000,000 shares of Common Stock within sixty days following the effective date of this registration statement or any extension thereof, then this offering will expire and all funds in escrow will be returned to the subscribers without interest and without deduction.
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We may sell some or all of our Common Stock in this offering through members of the NASD or through foreign dealers, who will all receive a 7% cash commission as well as warrants to purchase a number of shares of our Common Stock equal to 7% of their sales that are accepted by us. These warrants will be exercisable for two years following the effective date of this registration statement at a price of $1.00 per share. Foreign dealers can offer securities only to non-U.S. citizens. Persons receiving any commissions outlined in this paragraph may be considered “underwriters” within the meaning of Section 2(11) of the Securities Act, and the NASD members will be subject to the Prospectus delivery requirements thereunder. We are requiring foreign dealers, if any, to comply with these Prospectus delivery requirements as well.
In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We are required to pay all fees and expenses incident to the registration of the Common Stock in applicable states or foreign jurisdictions, which we estimate to be an aggregate of $15,000.
LEGAL PROCEEDINGS
We are not a party to any pending litigation and, to the best of our knowledge, no litigation is threatened or anticipated.
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
Directors and Executive Officers
Each of our Directors is elected by the stockholders for a term of one year and serves until his or her successor is elected and qualified. Each of our officers is elected by the Board of Directors and serves at its pleasure. Executive Officers are chosen by the Board of Directors and serve at its pleasure, with the exception of John M. Pritchard and David C. Mathewson, who have contracts of employment discussed elsewhere in this Prospectus.

Name	Age	Position	Date Named to Board of Directors

John M. Pritchard	44	Chief Executive Officer and Director	October 2, 2006

David C. Mathewson	62	President ,Chief Geologist and Director	October 2, 2006

D. Richard Brown[1]	48	Secretary and Chairman of the Board of Directors	May 6, 2006

Trevor Michael	38	Treasurer and Director	May 6, 2006

James Berns[2]	54	Director	May 6, 2006

Michael Berns[3]	56	Director	May 6, 2006

Ernest M. Cleave	37	Chief Financial Officer	n/a

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Notes:
1 Mr. Brown served as our Assistant Secretary from May 8, 2006 through October 27, 2006.
2 Mr. James Berns served as our Secretary from May 8, 2006 through October 27, 2006.
3 Mr. Michael Berns served as our President from May 8, 2006 through August 1, 2006.
* * *
The principal occupation and business experience during the past five years for each of our current officers and directors is as follows:
John M. Pritchard, Chief Executive Officer and Director. Mr. Pritchard has been our Chief Executive Officer since September 16, 2006. Between September 2005 and September 2006, Mr. Pritchard was President of Capital Associates, a closely held Canadian investment and holding company. Between August 2004 and September 2005, he was Executive Vice President of Corporate Development at Athlone Bancorp, a Canadian company, where his responsibilities included the development and marketing of investment products and overseeing corporate acquisitions. Between October 2001 and August 2004, Mr. Pritchard was Executive Vice President of National Sales and Marketing at Augen Capital Corp., a Canadian corporation, where his responsibilities included the sale and marketing of flow-through limited partnerships.
David C. Mathewson, President, Chief Geologist and Director. Mr. Matheson has been our President and Chief Geologist since August 1, 2006. Mr. Mathewson has almost twenty years of hands-on gold exploration experience in the Carlin gold trend. Between June 2002 and June 2006, Mr. Matheson was the Vice President of Exploration for Tone Resources, Ltd., a Canadian corporation, where he managed that company’s gold exploration program. Between May 2001 and June 2002, Mr. Mathewson staked claims and evaluated business opportunities both as an individual and through his 50%-owned company, KM Exploration, Ltd. Between January 1995 and May 2001, he was the Regional Manager of Exploration for Newmont Mining Company, where he was responsible for managing that company’s exploration activities in the Great Basin and Carlin gold trends. Prior to that, he was engaged as Newmont Mining Company’s Senior Exploration Geologist from April 1989 through December 1995.
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Mr. Mathewson has been a Director of Tone Resources, Ltd. since June 2002. Mr. Mathewson has advised us that he expects to cease being a director of Tone Resources upon the completion of its pending merger with U.S. Gold Corp.
Ernest M. Cleave, Chief Financial Officer. Mr. Cleave has been our Chief Financial Officer on a part-time basis since November 9, 2006. Mr. Cleave is concurrently the Managing Partner of Lannick Consulting, a financial advisory firm in Toronto, Canada. Since January 2006, Mr. Cleave has been the Chief Financial Officer of Grandview Gold Inc., a Canadian corporation, where he is responsible for that company's financial reporting oversight and internal compliance and control. Mr. Cleave intends to continue in his capacity as Chief Financial Officer for Grandview Gold for the foreseeable future, in addition to his responsibilities for our company. Between December 2001 and August 2005, Mr. Cleave was the Director of Corporate Planning and Treasurer of Goldcorp Inc., a Canadian gold exploration company, where he was responsible for internal auditing, corporate planning, forecasting, budgeting and financial analysis.
Trevor Michael, Treasurer and Director. Mr. Michael has been involved with us on almost a full time basis since we started. Since June 2005 through the present, he has been a partner at Osprey Capital Partners, an investment banking and venture capital company in Toronto, Canada, where his responsibilities include assisting companies in raising capital and acquiring and divesting businesses. From January 2000 to October 2005 he acted as an independent consultant for a number of asset management firms in Connecticut and public companies in Canada. His focus was on raising capital, structuring transactions and business development. Previously he held senior asset management roles at CIBC World Markets, Lehman Brothers and Graham Management.
D. Richard Brown, Secretary and Chairman of the Board of Directors. Mr. Brown has been involved with us since we started. Since November 2001, he has been a partner at Osprey Capital Partners, an investment banking and venture capital company in Toronto, Canada. Prior to joining Osprey, Mr. Brown spent three years as chief financial officer of a Canadian high-tech company where he was responsible for all financial aspects, including fund raising, bank facilities, mergers and acquisitions and the development of the company’s business strategy. Prior to that, Mr. Brown spent ten years with the Bank of Nova Scotia and Scotia Capital Markets in New York. He began this period as a corporate lending officer. After four years in the corporate lending group, Mr. Brown moved to Scotia’s investment bank, where he became head of investment grade fixed income origination, focusing primarily on foreign issuers accessing the U.S. capital markets.
James Berns, Director. Mr. James Berns has been involved with us since we started. Since 1981, he has been a partner at the law firm of Berns & Berns, New York, New York, where his practice is in corporate and securities law.
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Michael Berns, Director. Mr. Michael Berns has been involved with us since we started. Since 1981, he has been a partner at the law firm of Berns & Berns, New York, New York, where his practice is in corporate and securities law. Since May 2004, Mr. Berns has also been a director of Golden Odyssey Mining Inc., a gold exploration company with operations located near our properties. Mr. Berns is also Golden Odyssey Mining's Chairman of the Board of Directors and the Chairman of its Audit Committee. Mr. Berns intends to continue in these capacities for the foreseeable future, in addition to his responsibilities with us.
Significant Employees
Our only significant employee who is not an executive officer but who is expected to make a significant contribution to our business is Brion Theriault, a senior field geologist. Mr. Theriault started working for us on September 16, 2006. From June 2003 through September 2006, Mr. Theriault was a Senior Mine Geologist for Queenstake Resources USA, Inc., Denver, Colorado, where he was responsible for planning and managing that company’s drilling program. Between December 2000 and June 2003, Mr. Theriault was a Mine Geologist for Anglogold Jerritt Canyon Corp., Elko, Nevada, where he was responsible for planning and supervising that company’s drilling program.
Our only employees other than Mr. Theriault are (i) our President and Chief Geologist, Mr. David C. Mathewson, and (ii) our Chief Executive Officer, Mr. John M. Pritchard. Our Chief Financial Officer, Ernest M. Cleave, works for us on a part-time, consulting basis. We intend to hire independent geologists, engineers and excavation subcontractors on an as-needed basis. We have not entered into any negotiations or contracts with any of them. We do not intend to initiate negotiations or hire any additional personnel until we receive the proceeds from this offering.
Family Relationships
James Berns (Director) and Michael Berns (Director) are brothers. D. Richard Brown (Secretary and Chairman of the Board of Directors) and Tamara Brown (founder and beneficial owner of 4,300,000 shares of Common Stock) are married.
Involvement in Certain Legal Proceedings
During the past five years, none of our officers or directors has been:
•	a general partner or executive officer of any business against which any bankruptcy petition was filed, whether at the time of the bankruptcy or two years prior to that time;
•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
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•	subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities, or
•	found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.
Committees
We have no Board of Directors’ committees at this time.
Audit Committee Financial Expert
We have no separate audit committee at this time. The entire Board of Directors shall oversee our audits and auditing procedures.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables sets forth certain information regarding the shares of our Common Stock that are beneficially owned by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock, (ii) by each of our directors and officers, and (iii) by all of our directors and officers as a group. Our only class of voting securities is the Common Stock. To the best of our knowledge, each of the persons named in the table has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement.
There are no securities, options or warrants exercisable within sixty days, and which if exercised, would result in the holder becoming the beneficial owner of 5% or more of our Common Stock. However, certain of our shareholders who are already beneficial owners of 5% or more of our Common Stock hold warrants, which, if exercised, would increase their share ownership. The table below shows such persons’ share ownership as if such warrants were exercised.
Stock Ownership Table
The Table below reflects the percentage of class ownership of our officers, directors, significant employees and persons owning more than 5% of our outstanding Common Stock. The table lists these persons’ percentage ownership immediately prior to the effective date of this registration statement, and as of the effective date of this registration statement. We are listing their percentage ownership as of the effective date of this registration statement in order to reflect the conversion of our outstanding convertible promissory notes, which automatically convert into shares of Common Stock once this registration statement is declared effective.
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The percentage ownership immediately prior to the effective date of this registration statement is based upon 49,934,110 shares of Common Stock being deemed issued and outstanding. This number consists of 39,450,000 shares of Common Stock actually being outstanding immediately prior to the effective date of this registration statement, plus 9,900,000 shares of Common Stock into which our outstanding warrants are immediately exercisable, plus 584,110 shares of Common Stock into which our outstanding stock options are exercisable 60 days following the date of this Prospectus, which for purposes of this paragraph is assumed to be December 15, 2006. This date was chosen for ease of calculation, because our outstanding stock options began vesting on September 15, 2005. Making these calculations using the actual date of this Prospectus would not materially change this table.
The percentage ownership as of the effective date of this registration statement is based upon 62,738,910 shares of Common Stock being deemed issued and outstanding. This number consists of 49,934,110 shares of Common Stock as calculated in the foregoing paragraph, plus the 8,000,000 shares of Common Stock offered in this registration statement, plus 4,804,800 shares of Common Stock into which our outstanding convertible promissory notes are automatically converted upon the effective date of this registration statement, with interest thereon paid in additional shares of Common Stock. If any portion of the interest on the notes is paid in cash, then the percentages indicated below will be slightly lower.

Title of Class: Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percentage of Class Immediately Prior to the Effective Date[2]	Percentage of Class as of the Effective Date[2]

Trevor Michael 36 Blue Jays Way, Suite 1110 Toronto, ON, Canada M5V 3T3	11,225,000[3]	22.48%	17.89%

Michael Berns 126 Elk Avenue New Rochelle, NY 10804	8,566,666[4]	17.16%	13.65%

Tamara Brown 83 Hillsdale Avenue West Toronto, ON, Canada M5P 1G2	6,600,000[5]	13.22%	10.52%

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David C. Mathewson 1265 Mesa Drive Fernley, NV 89408	6,000,000	12.02%	9.56%

James Berns 37 Orchard Hill Road Westport, CT 06880	4,283,334[6]	8.58%	6.83%

D. Richard Brown 83 Hillsdale Avenue West Toronto, ON, Canada M5P 1G2	3,125,000[7]	6.26%	4.98%

Edward Fitzpatrick Mittledorf 12 Vaduz, Liechtenstein	2,500,000	5.01%	3.98%

Brion Theriault[8] 972 Blue Jay Drive Spring Creek, NV 89815	1,500,000	3.00%	2.39%

John M. Pritchard A3-142 Pears Avenue Toronto, ON, Canada M5R 1T2	484,110[9]	0.97%	0.77%

All directors and officers as a group	33,684,110	67.45%	53.69%

Notes:
1 All named parties have, to our knowledge, sole investment and voting control of the shares set forth in this table.
2 Percentages are rounded.
3 Includes 3,330,000 shares of Common Stock which Mr. Michael will acquire upon the exercise of his warrants, which are immediately exercisable.
4 Includes 2,200,000 shares of Common Stock which Mr. Michael Berns will acquire upon the exercise of his warrants, which are immediately exercisable.
5 Includes 2,300,000 shares of Common Stock which Mrs. Brown will acquire upon the exercise of her warrants, which are immediately exercisable.
6 Includes 1,100,000 shares of Common Stock which Mr. James Berns will acquire upon the exercise of his warrants, which are immediately exercisable.
7 Includes 1,000,000 shares of Common Stock which Mr. Brown will acquire upon the exercise of his warrants, which are immediately exercisable. Excludes 4,300,000 shares owned by his wife and as to which he disclaims any beneficial interest.
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8 Mr. Theriault is our Senior Field Geologist. He is a key employee but is not an officer or director. His shares are not included in the total group shareholdings of our officers and directors.
9 Consists entirely of shares which Mr. Pritchard will acquire upon the exercise of his vested stock options if he exercises them within 60 days following December 15, 2006. Mr. Pritchard received an option to purchase 1,500,000 shares of our Common Stock on September 15, 2006. Mr. Pritchard's option vested with respect to 300,000 shares on September 15, 2006. Thereafter, Mr. Pritchard's option vests at a rate of an additional 1,095.89 shares per day. Mr. Pritchard's option to purchase 1,500,000 shares of Common Stock will be completely vested and fully exercisable on September 14, 2009.
* * *
DESCRIPTION OF SECURITIES
Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, par value $.000001 per share. In all matters properly submitted to the stockholders for their vote, each record holder of Common Stock is entitled to one vote for each share of Common Stock. Cumulative voting for the election of directors is not permitted by the Certificate of Incorporation.
Holders of issued and outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and in the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of our outstanding shares of Common Stock have no preemptive, conversion or redemptive rights, with the exception of David C. Mathewson.
Mr. Mathewson has a non-assignable right to purchase from us on April 30, 2009 (or such earlier date that we comply with our contractual obligation to fund our exploration program in the total amount of at least $6,000,000), at a price of $.0001 per share, that number of shares of Common Stock necessary to raise his ownership to 15% of our then-total outstanding Common Stock. If Mr. Mathewson shall beneficially own more than 15% of our outstanding Common Stock as of April 30, 2009 or an earlier date on which we will have complied with our exploration program funding obligation, then that number of Mr. Mathewson’s shares of Common Stock necessary to reduce his beneficial ownership to 15% of our then-outstanding Common Stock shall be deemed automatically cancelled to reduce his percentage ownership to 15%. For purposes of calculating Mr. Mathewson’s percentage ownership under this paragraph: (i) Mr. Mathewson shall be deemed to own 7,500,000 shares of Common Stock as of the time of such calculation, which includes the 1,500,000 shares of Common Stock that he assigned to Brion Theriault to have him join us as a Senior Field Geologist, and (ii) any shares which we shall have issued in connection with the acquisition of either mineral interests or entities which own rights to mineral interests will be excluded from the number of our outstanding shares of Common Stock as of the time of such calculation.
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All of the issued and outstanding shares of Common Stock being offered hereby will, when sold, be duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our Common Stock will be issued in the future, the relative percentage interest of our then-existing stockholders will be diluted.
There are no provisions in our By-laws that would delay, defer or prevent a change of control of the company.
Business Combinations with Interested Stockholders
We are subject to Section 203 of the Delaware General Corporation Law which, subject to various exceptions, prohibits us from engaging in any business combination with any interested stockholder. An interested stockholder is defined as any person or entity that is the beneficial owner of at least 15% of a corporation’s voting stock, for a period of three years following the time that the person or entity became an interested stockholder, unless:
•	prior to such time, our Board of Directors approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder; or
•	upon the consummation of the transaction that resulted in the person or entity becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares of voting stock owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines “business combination” to include any merger or consolidation involving the corporation and the interested stockholder; any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation; subject to exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation
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INTEREST OF NAMED EXPERTS AND COUNSEL
Not applicable.
COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Under our Certificate of Incorporation and the relevant provisions of the Delaware General Corporation Law, our directors will have no personal liability to us or to our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director involving any act or omission of any such director. This provision will generally absolve directors of personal liability for negligence, including gross negligence, in the performance of their duties. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover damages against a director for breach of his fiduciary duty as a director, except in very limited circumstances such as in the case of intentional misconduct, breach of loyalty, or where the director receives an improper personal benefit. Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ORGANIZATION WITHIN LAST FIVE YEARS
Our founders (also deemed “promoters” under the Securities Act) are Trevor Michael, James Berns, Michael Berns, D. Richard Brown and his wife Tamara Brown. All of our founders except for Tamara Brown are also members of our Board of Directors. The table below sets forth the nature and amount of anything of value received by each of the founders from us, and what we received from them as payment in return. Each of our founders purchased shares of Common Stock and Units. Each Unit consists of one share of Common Stock, and a warrant to purchase one share of Common Stock for $1.00, expiring on May 8, 2009. To date, none of the warrants have been exercised.

Name	Number of Units sold to Founder	Amount Paid for Units	Number of Shares of Common Stock sold to Founder	Amount Paid for Shares of Common Stock

Trevor Michael	3,300,000	$330	3,125,000	$312.50

D. Richard Brown	1,000,000	$100	1,125,000	$112.50

Tamara Brown	2,300,000	$230	2,000,000	$200

James Berns	1,100,000	$110	2,083,334	$207

Michael Berns	2,200,000	$220	4,166,666	$418

Total:	9,900,000	$990	12,500,000	$1,250

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The price for each Unit sold to the founders was $.0001. The price per share of Common Stock sold to the founders was also $.0001. These prices were arbitrarily determined by the founders.
DESCRIPTION OF BUSINESS
Overview
We are a Delaware corporation formed on May 5, 2006 to engage in the highly speculative business of exploring for gold. We have entered into lease agreements on three separate properties located in Nevada and commenced initial exploration activities in August 2006. Our current plan is to explore for gold at each of our properties and to determine if they contain gold deposits which can be mined at a profit. None of these properties are known to contain a gold deposit which can be profitably mined. We also plan to acquire future exploration prospects, but have not identified any specific future prospects at this time. Our exploration staff consists of our President and Chief Geologist, Mr. David C. Mathewson, and our Senior Field Geologist, Mr. Brion Theriault. We plan to engage independent engineers, contractors and consultants on as-needed basis. We cannot assure you that a commercially exploitable gold deposit will be found on any of our properties.
In Nevada, there are five property categories that can be available for exploration and eventual development and mining: public lands, private fee lands, unpatented mining claims, patented mining claims, and tribal lands. Our leased properties consist of unpatented mining claims on federal lands. The primary sources of land for exploration and mining activities are land owned by the United States federal government through the Bureau of Land Management and the United States Forest Service, land owned by state governments, tribal governments and individuals, or land obtained from entities which currently hold title to or lease government or private lands.
We currently have rights to explore for gold on three properties which we lease from KM Exploration, Ltd., a Nevada limited liability company in which our President and Chief Geologist, Mr. David C. Mathewson, has a 50% ownership interest. Our properties were selected by Mr. Mathewson. The properties are referred to as “Crescent Valley North”, “Robinson Creek” and “Horse Creek”. KM Exploration acquired its rights to the properties from the Federal Bureau of Land Management by staking. More details about our properties may be found in the section captioned “Description of Property.” Below is a map indicating the location of our properties in Nevada.
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Although mineral exploration is a time consuming and expensive process with no assurance of success, the process is straightforward. We first acquire the rights to explore for gold. We then explore for gold by examining the soil, the rocks on the surface, and by drilling into the ground to retrieve underground rock samples, which can then be analyzed for their mineral content. This exploration activity is undertaken in phases, with each successive phase built upon the information previously gained in prior phases. If our exploration program discovers what appears to be an area which may be able to be profitably mined for gold, we will focus most of our activities on determining whether that is feasible, including further delineation of the location, size and economic feasibility of any such potential ore body.
In the event that we discover gold deposits on our properties which can be mined at a profit, we will need to raise substantial additional financing in order for the deposits to be developed. In such event, we may seek to enter into a joint-venture agreement with another entity in order to mine our properties or enter into other arrangements. Any gold that is mined from our properties will be refined and eventually sold on the open market to dealers.
Competition
We compete with other exploration companies, many of which possess greater financial resources and technical abilities than we do. Our main areas of competition are acquiring exploration rights and engaging qualified personnel. The gold exploration industry is highly fragmented, and we are a very small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have probably established more strategic partnerships and relationships and have greater financial accessibility than we do.
There is significant competition for properties suitable for gold exploration. As a result, we may be unable to continue to acquire interests in attractive properties on terms that we consider acceptable.
In the event that gold is produced from our properties, we believe that wholesale purchasers for the gold would be readily available. Historically, these markets are liquid and volatile. Wholesale purchase prices for precious metals can be affected by a number of factors beyond our control, including but not limited to:
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•	fluctuation in the supply of, demand and market price for gold;
•	mining activities of others;
•	sale or purchase of gold by central banks and for investment purposes by individuals and financial institutions;
•	interest rates;
•	currency exchange rates;
•	inflation or deflation;
•	fluctuation in the value of the United States dollar and other currencies;
•	political and economic conditions of major gold or other mineral-producing countries.
Hedging Transactions
We do not engage in hedging transactions and we have no hedged mineral resources.
Compliance with Government Regulation
Various levels of governmental controls and regulations address, among other things, the environmental impact of mineral exploration and mineral processing operations and establish requirements for decommissioning of mineral exploration properties after operations have ceased. With respect to the regulation of mineral exploration and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various aspects of the operations, including health and safety standards. Legislation and regulations also establish requirements for decommissioning, reclamation and rehabilitation of mineral exploration properties following the cessation of operations and may require that some former mineral properties be managed for long periods of time after exploration activities have ceased.
Our exploration activities are subject to various levels of federal and state laws and regulations relating to protection of the environment, including requirements for closure and reclamation of mineral exploration properties. Some of the laws and regulations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act, the Federal Land Policy and Management Act, the National Environmental Policy Act, the Resource Conservation and Recovery Act, and all related state laws in Nevada. Additionally, all of our properties are subject to the U.S. Mining Act of 1872, which regulates how mineral claims on federal lands are obtained.
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In 1989, the state of Nevada adopted the Mined Land Reclamation Act (the “Nevada Act”), which established design, operation, monitoring and closure requirements for all mining operations in the state. The Nevada Act has increased the cost of designing, operating, monitoring and closing new mining facilities and could affect the cost of operating, monitoring and closing existing mining facilities. New facilities are also required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of operations. The Nevada Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance.
We plan to secure all necessary permits for our exploration activities and we will file for the required permits to conduct our exploration programs as necessary. These permits are usually obtained from either the Bureau of Land Management or the United States Forest Service. Obtaining such permits usually requires the posting of small bonds for subsequent remediation of trenching, drilling and bulk-sampling. Delays in the granting of permits are not uncommon, and any delays in the granting of permits may adversely affect our exploration activities. Additionally, there is no guarantee that the necessary permits will not be denied, in which case we will be unable to pursue any exploration activities on our properties. It may be possible to appeal any denials of permits, but any such appeal will result in additional delays and expense, which may cause you to lose all or part of your investment.
We do not anticipate discharging water into active streams, creeks, rivers, lakes or any other bodies of water without an appropriate permit. We also do not anticipate disturbing any endangered species or archaeological sites or causing damage to our properties. Re-contouring and re-vegetation of disturbed surface areas will be completed pursuant to the applicable permits. The cost of remediation work varies according to the degree of physical disturbance. It is difficult to estimate the cost of compliance with environmental laws since the full nature and extent of our proposed activities cannot be determined at this time.
Employees
We currently have three employees. Our Chief Executive Officer is Mr. John M. Pritchard. Our President and Chief Geologist is Mr. David C. Mathewson. Our Senior Field Geologist is Mr. Brion Theriault. Messrs. Pritchard, Mathewson and Theriault are employed full-time. Our employment agreements with Messrs. Pritchard, Mathewson and Theriault are discussed elsewhere in this Prospectus. Additionally, our Chief Financial Officer, Mr. Ernest M. Cleave, works for us on a part time basis. We do not have a consulting agreement with Mr. Cleave. In the future, if our activities grow, we may hire additional personnel on an as-needed basis. For the foreseeable future, we plan to engage freelance geologists, engineers and other consultants.
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Research and Development Expenditures
We are not currently conducting any research and development activities other than those relating to the possible acquisition of new gold properties or projects. As we proceed with our exploration programs we may need to engage additional contractors and consider the possibility of adding permanent employees, as well as the possible purchase or lease of equipment. Our planned exploration activities are described in the section captioned “Management’s Plan of Operation”.
Subsidiaries
We have no subsidiaries.
Patents/Trademarks/Licenses/Franchises/Concessions/Royalty Agreements or Labor Contracts
We do not own any patents or trademarks. Also, we are not a party to any license or franchise agreements, concessions, royalty agreements or labor contracts.
Reports to Security Holders
Upon the effectiveness of this registration statement, we will be required to become a reporting company under the Securities Exchange Act of 1934, as amended. We will deliver annual reports with audited financial statements and quarterly reports with un-audited financial statements to our shareholders. We may elect to deliver our annual and/or quarterly reports through our website or other electronic means in lieu of mailing printed documents.
Once our registration statement is effective, our securityholders and the public will be able to read and copy any document that we file with the Securities Exchange Commission. Our filings will be available at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the Registration Statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.
DESCRIPTION OF PROPERTY
As of December 15, 2006, our sole property interests are leases permitting us to explore for gold on three properties located in Elko and Eureka Counties in Nevada. These properties are known as (i) Crescent Valley North, (ii) Robinson Creek, and (iii) Horse Creek. We acquired our interests in these properties pursuant to three separate leases with KM Exploration, Ltd., a Nevada corporation in which our President and Chief Geologist, Mr. David C. Mathewson, has a 50% ownership interest. All three properties are unpatented mineral lode claims which KM Exploration acquired from the Federal Bureau of Land Management by staking. None of our properties are known to contain gold which can be mined at a profit, although the areas in which our properties are located have a history of mining activity by others. Our current portfolio of properties was selected by our President and Chief Geologist.
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Crescent Valley North
•	Property Description, Location and Access
The Crescent Valley North property is located approximately 15 miles southwest of Carlin, Nevada, which is one of the area’s centers of mining development and activity and is a short distance to several ore processing plants. Crescent Valley North consists of 151 contiguous lode claims totaling 3,020 acres and is located within the northwest-trending volcanic-hosted Midas – Mule Canyon bonanza vein gold belt which is present between the Battle Mountain – Eureka and Carlin gold trends.
Crescent Valley North is accessible through good roads as well as cross-country. Access is generally available from May through December. Between December and May is the muddy season, during which wet weather and poor road conditions will generally prevent us from accessing the property. We know of no environmental or archeological issues related to this property.
•	Geology and History
We believe that Crescent Valley North represents a bonanza vein opportunity which could evolve into a Nevada-style bonanza vein system of gold-silver deposits. Our planned exploration program, described in the section captioned “Management’s Plan of Operation”, is examining and partially testing the bonanza vein model. Previous exploration on the property consisted of five reverse circulation holes drilled in 2004 by another exploration company which subsequently abandoned its claim because of the company’s lack of funds. These holes intersected intervals of sulfide and sulfosalt-bearing quartz-calcite veins locally exceeding 100 feet in width, and trace to low-level amounts of gold up to 330 parts per billion (ppb). We believe that these results are encouraging with respect to the bonanza vein model. The gold in bonanza vein models occurs in a restricted lateral and vertical zone determined by the structural conduits and level(s) of boiling at the time of gold deposition. These deposits tend to be locally very high-grade, containing up to several ounces of gold per ton.
Quartz-calcite vein material is locally exposed through surrounding cover along the flank of adjacent range over a strike length of 1.5 miles. Alteration suggestive of the presence of a system is expressed over a measurable strike length of approximately two miles. The mixed quartz-calcite “angel wing” vein textures at the surface may represent the very high-level expression of a significant bonanza grade gold vein system at a commercially mineable depth.
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•	Crescent Valley North Lease
Our lease for Crescent Valley North is dated July 17, 2006 and became effective on August 1, 2006. The lease is with KM Exploration, Ltd., a Nevada limited liability company in which our President and Chief Geologist, Mr. David C. Mathewson, has a 50% ownership interest. KM Exploration acquired its interest in Crescent Valley North from the federal Bureau of Land Management by staking its lode claims. Our lease is for an initial period of ten years and may be extended in five year increments thereafter up to a total term of 30 years provided that certain conditions are met. Until production is achieved, our lease payments consist of an initial payment of $13,333.33, which we made on the effective date of our lease, followed by annual payments due on the anniversary of the effective date according to the following schedule:

Anniversary of Effective Date	Annual Payment

Years 1-4	$13,333.33

Years 5-9	$26,666.66

Years 10 and thereafter	$43,333.32

Mr. Mathewson has represented to us that will have no direct or indirect interest in any lease payments that KM Exploration, Ltd. receives from us for this or for any of our other currently leased properties.
In the event that we produce gold from Crescent Valley North, we shall in lieu of the above annual payments instead pay to KM Exploration a royalty. The royalty shall be the greater of (i) a production royalty equal to 3% of our net smelter return from Crescent Valley North, or (ii) the annual lease payment that we would have otherwise paid to KM Exploration pursuant to the schedule above. The term “net smelter return” is defined in the section captioned “Glossary”. In the event that we pay any production royalty on this property to KM Exploration, we will be required to pay one-third of the first 1% of KM Exploration’s royalty directly to Mr. Mathewson.
In the event that we pay KM Exploration a 3% production royalty, we have the option to purchase up to two points of the royalty, which would have the effect of thereafter permanently reducing KM Exploration’s production royalty to 1% of our net smelter return for this property. The purchase price for each royalty “point” shall be according to the following schedule:
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Average Gold Price During Preceding Thirty Days	Price per Royalty "Point"

$300.00 per ounce and lower	$2,000,000

$300.01 to $400.00 per ounce	$2,500,000

$400.01 to $500.00 per ounce	$3,000,000

$500.01 to $600.00 per ounce	$4,000,000

$600.01 to $700.00 per ounce	$5,000,000

$700.01 to $800.00 per ounce	$6,000,000

$800.01 to $900.00 per ounce	$7,000,000

The price per royalty “point” shall increase by $1,000,000 for every $100 or fraction thereof that the average price of gold exceeds $900 per ounce during the thirty days preceding our purchase of KM Exploration’s royalty.
KM Exploration shall have the right to collect and sell any specimen-grade minerals extracted from this property, which KM Exploration shall purchase from us at a cost of 10% below the London P.M. fix for gold and for fair market value in the case of other minerals. KM’s right to collect specimen-grade minerals is exclusive with respect to first $50,000 worth of minerals collected from this property per year (KM is entitled to annually collect $50,000 worth of specimen-grade minerals from each of our three properties). Any payments due to us from KM Exploration for specimen minerals shall be offset against our obligation to make royalty payments.
•	Map of Crescent Valley North
Robinson Creek
•	Property Description, Location and Access
The Robinson Creek property is located approximately 35 miles south-southwest of Elko, Nevada, and is approximately 15 miles south of the Newmont Mining Company Rain/Emigrant Springs mining operation. Robinson Creek consists of 91 lode claims, totaling 1,820 acres, and is located within the north-south trending Independence – Eureka Gold Trend near the southeastern end of the Carlin Gold Trend.
Robinson Creek is accessible through good roads and is expected to remain accessible through until Mid-December and possibly later if the early winter does not have significant snowfall. The onset of the muddy season in December will likely prevent us from accessing the property until about early May. We know of no environmental or archeological issues related to this property.
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•	Geology and History
We believe that Robinson Creek has the potential to have a Carlin-style, breccia-hosted, moderate-grade gold deposit. The target is Rain-type, mineralized collapse breccias developed along the Webb Fm – Devils Gate Fm contact. The target opportunity is both shallow, open-pittable oxide and deeper, underground mineable oxide or sulfide gold deposits. In our opinion, the surface alteration and geochemistry is very similar to that observed in the multi-million ounce Rain district to the North. The host rocks appear to be Webb and Devils Gate formations, the primary hosts in the Rain district. We do not believe that Robinson Creek has ever been drilled to the depth necessary in order to reach potential gold deposits. Two apparently shallow holes have been noted on the property, and are indicated by the presence of very small amounts of cuttings and no noticeable surface disturbance. We estimate that these holes are no more than 200 feet in depth. A sample of cuttings strewn on the ground near the holes yielded a 60ppb gold assay and moderately anomalous arsenic. We believe this geochemistry may indicate the potential presence of a gold system at a high level above the target zone. We know of no significant previous gold exploration activities on this property.
•	Robinson Creek Lease
The terms of our lease for the Robinson Creek property are identical to the terms of our lease for the Crescent Valley North property except that our lease payments are different and the maximum percentage production royalty due to KM Exploration is 2½% rather than 3%. We have the option to purchase up to one and one-half points of the royalty according to the same price schedule as for our Crescent Valley North property, which would have the effect of thereafter permanently reducing KM Exploration’s production royalty to 1% of our net smelter return for this property. In the event that we pay any production royalty on this property to KM Exploration, we will be required to pay one-half of the first 1% of KM Exploration’s royalty directly to Mr. Mathewson. This lease became effective on August 1, 2006. For the Robinson Creek property, our lease payments consist of an initial payment of $10,000, which we made on the effective date, followed by annual payments due on the anniversary of the effective date according to the following schedule:

Anniversary of Effective Date	Annual Payment

Years 1-4	$10,000

Years 5-9	$20,000

Years 10 and thereafter	$32,500

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•	Map of Robinson Creek
Horse Creek
•	Property Description, Location and Access
The Horse Creek property is located approximately 180 miles east-northeast of Reno, Nevada and 50 miles southwest of Elko, Nevada. Horse Creek consists of 189 contiguous lode claims totaling approximately 3,780 acres. It is located approximately four miles east of the Buckhorn gold deposit within an approximately east-west trending sub-trend which includes the Pipeline, Cortez, Horse Canyon, ET Blue and Buckhorn gold deposits.
Horse Creek is accessible through very good roads and by jeep trails, as well as cross-country. Access may be limited during the muddy season, specifically between January and May. We know of no environmental or archeological issues related to this property.
•	Geology and History
Horse Creek contains several north-northwest trending structural trends indicated by zones of geochemically anomalous altered broken zones, each up to several miles in length. In 2004 and 2005, J-Pacific Gold, Inc. drilled five holes along a portion of one of the structural trends. During this time, David C. Mathewson served as a consultant to J-Pacific Gold through his 50%-owned company, KM Exploration, Ltd. Mr. Mathewson and KM Exploration have since severed their connections with J-Pacific Gold. All of the holes encountered anomalous gold intervals at up to ore grades and associated anomalous epithermal metals, as well as geochemistry indicative of Carlin-style gold systems. We believe that this previous drilling does not preclude the presence of major gold deposits elsewhere or at greater depths along the structural zones. Previous drilling was mostly in the southern portion of the property. This prospect is characterized by extensive alteration and a broad, poorly defined gravity high and a magnetic high near the north end of the property. We believe that the undrilled, northern portion of the property near gravity and magnetic highs remains the more prospective area of the property. The target type is for Cortez Hills and or Pipeline-style mineralization within permissive lithologies and contacts.
•	Horse Creek Lease
Our lease for Horse Creek is dated July 17, 2006 and became effective on August 1, 2006. The terms of and payments under our lease for Horse Creek are identical to those of our lease for Robinson Creek.
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•	Map of Horse Creek
Claim Maintenance Payments
We are required to make annual claim maintenance payments to the Bureau of Land Management and to the counties in which our properties are located. If we fail to make these payments, we will lose our rights to our properties. As of the date of this Prospectus, our annual maintenance payments per claim are $125 to the Bureau of Land Management and approximately $8.50 to the counties in which our properties are located. Our properties consist of an aggregate of 431 lode claims. Our aggregate annual claim maintenance costs are currently approximately $57,551. Our claim maintenance fees have been paid through August 31, 2007.
MANAGEMENT’S PLAN OF OPERATION
We intend to conduct a staged exploration program on each of our three properties, which are all at the very early stages of exploration. The next stages of our exploration programs are dependent upon the results obtained during the first stage. We estimate that we will require approximately $3.8 million through January 31, 2008 for initial exploration costs, the required exploration funding under our agreement with David C. Mathewson, our President and Chief Geologist, estimated administrative expenses, lease payments and estimated claim maintenance costs. We believe that the proceeds from this offering together with cash on hand are more than sufficient to fund our operations for twelve months after the effective date of this registration statement.
Our planned exploration program for the remainder of 2006 and for the early part of 2007 consists of conducting a gravity survey and drilling twelve (12) total holes. The proceeds from our sale of convertible promissory notes have provided the funds to commence the initial exploration work on two of our properties. The total cost of this initial exploratory work is estimated to be approximately $925,000. Completing the first stage for all three properties is estimated to cost approximately $485,000. We will require the proceeds of this public offering to perform the initial exploration work on the third property and to follow up our initial exploratory work on our other two properties.
We also intend to actively look for additional mining prospects in Nevada and elsewhere. However, there can be no assurance that we will be able acquire any additional mining prospects. In the event that we do acquire additional mining prospects, we may decide to accordingly modify our planned explorations for our existing properties.
We believe that necessary equipment and operators for our exploratory activities are available from several local sources in Elko and Reno, Nevada.
A detailed description of our three properties may be found in the section captioned “Description of Property”.
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Exploration Program for Crescent Valley North Property
Five drill sites have already been permitted and at least three core holes will be drilled to further examine the bonanza vein model. These holes must be drilled to at least 1,500 feet, with the option of drilling to 2,000 feet. We anticipate drilling approximately 5,000 total feet during the initial phase of this exploration program. The estimated costs for the initial phase of this exploration program are approximately $340,000, consisting of:
•	Drilling costs at approximately $60 per foot, for a total of $300,000.
•	Site preparation costs of approximately $5,000.
•	Assaying costs at approximately $6 per foot, for a total of $30,000.
•	Core splitting and miscellaneous materials and labor at approximately $1 per foot, for a total of $5,000.
Depending upon the results obtained in the initial exploratory phase, we may commence with next phase of the exploration program. The second phase will be will be a similar size program to provide additional characterization and definition on the model and prospectively intersected mineralization. Our projected cost for the second phase is an additional $340,000, for a total cost of approximately $680,000 for the initial and second phases of this exploration program.
Exploration Program for Robinson Creek Property
We have completed initial groundwork sufficient for targeting. We intend to perform a gravity survey in order to use the best target location. Five drill sites have been permitted. Individual sites will be designed so as to allow one or more target tests from each site. A minimum of three vertical holes will be drilled to a minimum depth of 1,000 feet each. It is anticipated that additional drilling will ensue following an evaluation of the results and refinement of the target opportunity. The estimated costs for the initial phase of this exploration program are approximately $100,000, consisting of:
•	Gravity survey and assessment report expected to cost $20,000.
•	Site preparation costs of approximately $5,000.
•	Drilling costs at approximately $20 per foot, for a total of $60,000.
•	Assay costs of approximately $15,000.
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We may commence with the second phase of our exploration program depending upon the results obtained in the initial phase. The second phase consists of a similar amount of drilling, including angle drilling, and is expected to cost an additional $100,000. The total cost for the initial and second phases of our exploration program for this property is approximately $200,000.
Exploration Program for Horse Creek Property
We plan to conduct additional groundwork, including geologic mapping, soil and rock sampling, and a gravity survey for targeting purposes. We believe that the proximity of this property to major producing gold mines approximately 11 to 15 miles to the West may enhance the possibility that we will discover commercially exploitable gold deposits at this location. We do not plan to start drilling at this property until the middle of 2007 at the earliest. The estimated costs for the preliminary work to be done on this property are:
•	Gravity survey and assessment report expected to cost $30,000.
•	500 rock and soil samples sufficient to characterize target locations along the prospective structural zones expected to cost approximately $30 per sample, for a total of $15,000.
We may start drilling on this property depending upon the results that we obtain from our preliminary work. At this time, we are unable to estimate the costs of continuing our exploration program on this property past the preliminary stage.
* * *
Product Research and Development
None, except for our exploration activities.
45

Purchase/Sale of Plant and Significant Equipment
We intend to conduct our exploration activities by leasing equipment and by contracting with third parties for various services on an as-needed basis. At this time, we do not anticipate purchasing any equipment, although this may change depending upon the success of our exploration activities.
Changes to Number of Employees
We intend to conduct our exploration activities by engaging geologists, engineers, contractors and other personnel on an as-needed, consulting basis. At this time, we do not anticipate hiring additional employees, although this may change depending upon the success of our exploration activities.
Off-Balance Sheet Arrangements
None.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Interested Party Transactions Involving Mr. David C. Mathewson
All three of our properties are leased from KM Exploration, Ltd., a Nevada limited liability company in which our President, Chief Geologist and Director, Mr. David C. Mathewson, has a 50% ownership interest. See “Description of Property” for a summary of the lease terms.
We are party to an Amended and Restated Agreement with Mr. Mathewson dated November 20, 2006 and effective May 9, 2006. Pursuant to this agreement, he purchased 7,500,000 shares of Common Stock for $750. This agreement permits Mr. Mathewson to acquire additional shares of Common Stock for a nominal payment to guarantee that his holdings will represent 15% of our outstanding Common Stock as of April 30, 2009 or such earlier date that we comply with our $6,000,000 contractual obligation to fund our exploration costs. In the event that Mr. Mathewson’s holdings represent more than 15% of our outstanding stock at that time, we will cancel that number of Mr. Mathewson’s shares of Common Stock necessary to reduce his holdings to 15% of our outstanding Common Stock.
46

For purposes of calculating Mr. Mathewson’s percentage ownership; (i) he shall be deemed to own 7,500,000 shares of Common Stock as of the time of such calculation, which includes the 1,500,000 shares that he sold to Mr. Brion Theriault, our Senior Field Geologist, and (ii) any shares which we shall have issued in connection with the acquisition of either mineral interests or entities which own rights to mineral interests will be excluded from the number of our outstanding shares of Common Stock as of the time of such calculation.
Under the terms of the Amended and Restated Agreement, exploration costs includes, without limitation, the costs of staking, mapping, chip sampling, geochemical sampling, assay costs, consulting fees and expenses, costs of drilling and related activities and a pro-rated share of salaries of geologists and other professionals related to our exploration activities. Specifically excluded from the definition of exploration costs are lease payments and government and regulatory fees and costs. The $6,000,000 for our exploration costs is to be made available on or before the following dates:

Date	Funds To Be Made Available

August 11, 2006	$300,000

September 30, 2006	$300,000

March 31, 2007[1]	$1,400,000

July 31, 2007	$1,000,000

January 31, 2008	$1,000,000

July 31, 2008	$1,000,000

January 31, 2009	$500,000

April 30, 2009	$500,000

Total:	$6,000,000

We have complied with our funding obligations through September 30, 2006. In the event that we fail to comply with our funding obligations and fail to cure our default, then we will lose our rights to our leased properties, without further recourse.
Note:
1 In the event that this registration statement is not declared effective on or before January 31, 2007, then the deadline for the March 31, 2007 tranche of exploration funding shall be delayed until May 31, 2007.
47

* * *
Mr. Mathewson is also party to a stock assignment agreement effective September 16, 2006 with Brion Theriault, under which Mr. Mathewson agreed to sell and transfer to Mr. Theriault 1,500,000 shares of his Common Stock for an aggregate price of $150. We consented to this agreement, which was made by Mr. Mathewson to induce Mr. Theriault to work for us. Under the terms of this agreement, Mr. Mathewson may repurchase a pro-rated portion of the shares of Common Stock that he is selling to Mr. Theriault in the event that Mr. Theriault ceases working for us prior to September 16, 2009. Mr. Theriault is at all times required to maintain ownership of a number of shares of Common Stock sufficient to satisfy Mr. Mathewson's repurchase rights. We will succeed to Mr. Mathewson's repurchase rights in the event that Mr. Mathewson ceases to be an employee either before or at the same time as Mr. Theriault. The shares of Common Stock purchased by Mr. Theriault may not be resold for one year after Mr. Theriault's purchase; thereafter, he may resell up to 5% of his holdings every six months until two years after his purchase. Thereafter, Mr. Theriault may freely dispose of his shares of Common Stock in accordance with the securities laws.
Interested Party Transactions Involving our Founders
On May 8, 2006, an aggregate of 12,500,000 shares of Common Stock and an aggregate of 9,900,000 Units were purchased by Michael Berns, Director; James Berns, Director; Trevor Michael, Treasurer and Director; D. Richard Brown, Secretary and Chairman of the Board of Directors, and Tamara Brown, who is Mr. Brown’s wife. Each Unit consists of one share of Common Stock plus a warrant to purchase one share of Common Stock for $1.00 per share starting immediately and expiring on May 8, 2009. Each Unit and each share of Common Stock was sold to these persons at the price of $.0001 per Unit or share of Common Stock. Our aggregate proceeds from these transactions was $2,240.
Under a Founders Agreement dated October 5, 2006, each of these persons agreed to certain resale restrictions on the shares of Common Stock they purchased on May 8, 2006, but not on the shares of Common Stock included in the Units that they also purchased at that time. Under the terms of this agreement, these shares of Common Stock are restricted as to sale, assignment, transfer or hypothecation until May 9, 2008, after which time the shares will be permitted to be sold in accordance with applicable securities laws in an amount equal to 5% of each person’s respective holdings every six months until May 9, 2009, at which time the shares may be freely sold in accordance with applicable securities laws.
Pursuant to our Seed Investor Agreement dated October 5, 2006, which includes certain other investors who are not officers or directors, each of our founders to certain resale restrictions on the aggregate 9,900,000 shares of Common Stock which are part of their aggregate 9,900,000 Units purchased on May 8, 2006. None of these shares may be sold until June 1, 2007. During each three month calendar period thereafter through September 1, 2009, each of these persons may sell 1% of their holdings of these shares. After September 1, 2009, the remaining shares may be freely sold in accordance with applicable securities laws.
48

On May 12, 2006, Trevor Michael, our Treasurer and a Director, entered into a Share Purchase Agreement with Gordon Cooper, a shareholder, under which Mr. Michael purchased 1,000,000 shares of Common Stock from Mr. Cooper for an aggregate price of $10.00. On May 12, 2006, Mr. Michael entered into another Share Purchase Agreement with Mr. Jasbir Gill, a shareholder, under which Mr. Michael purchased 500,000 shares of Common Stock from Mr. Gill for an aggregate price of $10.00.
Interested Party Transactions Involving Mr. John M. Pritchard
We are party to a stock option agreement dated September 15, 2006 with John M. Pritchard, our Chief Executive Officer and a Director. In consideration of his entering into an employment agreement with us, we granted Mr. Pritchard an option to purchase 1,500,000 shares of our Common Stock at an exercise price of $.25 per share for the first 500,000 shares and an exercise price of $.50 per share for the remaining 1,000,000 shares. This option expires on September 14, 2011. His option with respect to 300,000 shares vested and became exercisable upon the execution of his option agreement. With respect to the remaining 1,200,000 shares in Mr. Pritchard’s option, 1,095.89 shares thereafter vest and become exercisable daily so long as he remains our employee. All 1,500,000 shares of Mr. Pritchard’s option shall become vested and exercisable if he remains our employee through September 14, 2009. As of December 31, 2006, a total of 418,356 shares of his option had become vested and exercisable.
Mr. Pritchard's employment agreement is discussed elsewhere in this Prospectus.
Interested Party Transactions Involving Osprey Capital Partners
We have in the past from time to time retained Osprey Capital Partners, Toronto, Canada, as an investment banking and capital markets consultant. Trevor Michael, our Treasurer and a Director, and D. Richard Brown, our Secretary and Chairman of the Board of Directors, are both partners at Osprey Capital Partners. Mr. Brown is also a beneficial owner of half of Osprey Capital Partners’ equity. To date, we have paid Osprey Capital Partners a total of $30,000 for services rendered. At this time, we do not have a retainer or other agreement with Osprey Capital Partners, nor do we owe them any unpaid fees. If we retain Osprey Capital Partners for any future projects, their fees will be negotiated at that time. Osprey Capital Partners has advised us that neither it nor any of its partners or employees will receive any fees or commissions in connection with our initial public offering.
49

Seven of the thirteen individual seed investors who participated in our private placement of 9,550,000 shares of Common Stock which closed on May 10, 2006 are affiliated with Osprey Capital Partners. Six of the seed investors are partners at Osprey Capital Partners, and one of the seed investors is employed as an associate. These seven seed investors affiliated with Osprey Capital Partners collectively own an aggregate of 3,000,000 shares of Common Stock. All of these seed investors are subject to the Seed Investor Agreement dated October 5, 2006, which imposed certain resale restrictions on them. Under the terms of this agreement, none of the shares owned by the seed investors may be sold until June 1, 2007. During each three month calendar period thereafter through September 1, 2009, the seed investors may each sell 1% of their share holdings. After September 1, 2009, their remaining shares may be freely sold in accordance with applicable securities laws.
Interested Party Transactions Involving Edward Fitzpatrick
Mr. Edward Fitzpatrick is a beneficial owner of more than 5% of our outstanding Common Stock as of the date immediately prior to the filing of our registration statement. On May 8, 2006, Mr. Fitzpatrick purchased 2,500,000 shares of Common Stock at a price of $.001 per share. The total purchase price for Mr. Fitzpatrick's shares of Common Stock was $2,500. Mr. Fitzpatrick is also party to the Seed Investor Agreement described above.
Interested Party Transactions involving Berns & Berns
Our general counsel is the law firm of Berns & Berns, New York, New York. The principals of Berns & Berns are James Berns and Michael Berns, who are both members of our Board of Directors. As of December 1, 2006, Berns & Berns has billed a total of $60,000 for legal services, of which $35,000 has been paid and $25,000 is outstanding. It is anticipated that Berns & Berns will provide legal services to us after the effective date of this registration statement, at their customary hourly rates.
Parent Companies
We have no parent companies.
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Market Information
There is no public market for our Common Stock and there can be no assurance that any such market will develop. As of the date of this Prospectus, we have a total of 39,450,000 shares of Common Stock issued and outstanding. This does not include 1,600,000 shares of Common Stock underlying our outstanding stock options, 9,900,000 shares of Common Stock underlying our outstanding warrants, 4,368,000 shares of Common Stock underlying the principal amount of our outstanding convertible promissory notes, the 8,000,000 shares of Common Stock being offered, and up to 560,000 shares of Common Stock issuable upon the exercise of warrants that may be issued to dealers to the extent that they participate in this offering.
50

We have two groups of 10% promissory notes outstanding. All of the notes automatically convert into shares of Common Stock on the effective date of this registration statement. All of our notes have a due date of August 8, 2008, and may be converted into shares of Common Stock on their one-year anniversary if they are not converted sooner in the case of a registration statement becoming effective. Interest on the notes may at our option be paid in cash or in additional shares of Common Stock. If the notes are automatically converted prior to their first anniversary because a registration statement shall have become effective, they shall nonetheless earn one year’s interest, which we intend to pay in additional shares.
The first group of convertible promissory notes is convertible into shares of Common Stock at the rate of $.25 per share. The principal amount of these notes is convertible into an aggregate of 2,334,000 shares of Common Stock, excluding interest. These notes mature in August 2008.
The second group of convertible promissory notes was sold after the first group of notes, and is convertible into shares of Common Stock at the rate of $.50 per share. The principal amount of these notes is convertible into an aggregate of 2,034,000 shares of Common Stock, excluding interest. These notes also mature in August 2008.
None of our outstanding securities may now be sold pursuant to Rule 144, although our outstanding securities will become salable pursuant to Rule 144 in the future. We are not registering any securities other than our Common Stock and the warrants which may be issuable to dealers to the extent that they may participate in this offering.
We are now offering 8,000,000 shares of Common Stock at a price of $1.00 per share. There have been no other public offerings of our Common Stock or other securities.
Holders
As of the date of this Prospectus, there are 20 record holders of our Common Stock. Upon the automatic conversion of our outstanding convertible promissory notes on the effective date of this registration statement, we will have a total of 70 record holders of our Common Stock.
Dividends
We have never paid any dividends. Any decision to pay dividends in the future, as well as any decision about the amount and timing of any future dividend payments, will be made by our Board of Directors. It is unlikely that we will pay dividends in the foreseeable future.
51

Equity Compensation Plans
We do not have any equity compensation plans.
EXECUTIVE COMPENSATION
Our only paid directors or executive officers are (i) our President and Chief Geologist, Mr. David C. Mathewson, (ii) our Chief Executive Officer and a Director, Mr. John M. Pritchard, and (iii) our Chief Financial Officer, Mr. Ernest M. Cleave. Our only other employee is Brion Theriault. We were incorporated on May 5, 2006. Mr. Mathewson started working for us on August 1, 2006. Mr. Pritchard and Mr. Theriault started working for us on September 16, 2006. Mr. Cleave started consulting for us on November 9, 2006. Our fiscal year ends on December 31 of each year.
The following table and notes sets forth Messrs. Mathewson, Pritchard, Cleave and Theriault's compensation since they started with us. The remuneration described in this table does not include the costs of reimbursed expenses furnished to Mr. Mathewson, Mr. Pritchard, Mr. Cleave or Mr. Theriault. None of Mr. Mathewson, Mr. Pritchard, Mr. Cleave or Mr. Theriault receive any compensation other than what is set forth below.
					Long Term Compensation

					Awards		Pay- outs

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SARs (#)	LTIP Pay- outs ($)	All Other Compen- sation ($)

David C. Mathewson President, Director, Chief Geologist	2006	$120,000[2]	$-0-	$-0-	$-0-[3]	$-0-	$-0-	$-0-[4]

John M. Pritchard Chief Executive Officer and Director	2006	$130,446[2,5]	$-0-	$-0-	$-0-	1,500,000[6]	$-0-	$-0-

Ernest J. Cleave, Chief Financial Officer	2006	$32,612[2,5,7]	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

Brion Theriault Senior Field Geologist	2006	$28,000[8]	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

52

Notes:
1 All figures are rounded to the nearest dollar.
2 This person's full annual salary is listed.
3 Mr. Mathewson subscribed for 7,500,000 shares of Common Stock on May 9, 2006 for an aggregate consideration of $750. Our Common Stock was not publicly traded at that time and therefore had no dollar value according to the formula set forth in Regulation S-B, Item 402(b)(2)(iv)(A). We do not anticipate paying dividends on these shares in the foreseeable future. In the event that we do pay dividends, Mr. Mathewson will be entitled to receive them along with our other shareholders. The net tangible value of Mr. Mathewson's shares will substantially increase upon the effective date of this registration statement, as the automatic conversion of our outstanding convertible promissory notes will reduce our liabilities and increase shareholders' equity. Mr. Mathewson subsequently sold 1,500,000 of these shares to Mr. Brion Theriault pursuant to a stock assignment agreement.
4 In the event that we pay a net smelter return royalty to KM Exploration, Ltd., between one-third and one-half of 1% of any such royalty must be paid directly to Mr. Mathewson under the terms of our property leases, depending upon the specific lease agreement.
5 This person is paid in Canadian dollars. Figures in U.S. dollars are based upon an exchange rate of CAD $1 = US $.86964, as of December 8, 2006.
6 One-time option grant upon commencement employment. 300,000 of Mr. Pritchard's option shares vested and became exercisable upon the execution of the Option Agreement on September 15, 2006. With respect to the remaining 1,200,000 shares of Mr. Pritchard's option, 1,095.89 shares thereafter vest and become exercisable daily. All 1,500,000 shares of Mr. Pritchard's option shall have become vested and exercisable if he remains employed with us through September 14, 2009. As of December 31, 2006, a total of 418,356 shares of Mr. Pritchard's option had become vested and exercisable. The exercise price of Mr. Pritchard's option is $.25 per share for the first 500,000 shares and $.50 per share for the remaining 1,000,000 shares. Mr. Pritchard's option expires on September 14, 2011.
7 Assumes that Mr. Cleave does not work more than twenty hours per calendar month. Mr. Cleave will earn an hourly salary of CAD $156.25 (U.S. $135.88 at an exchange rate of CAD $1 = US $.86964, as of December 8, 2006) for every hour that he works in excess of twenty (20) hours per calendar month.
8 Prorated from September 16, 2006 through December 31, 2006.
53

* * *
No Stock Option or Stock Appreciation Rights Plans
We have never had any stock option or stock appreciation rights plans in place for officers, directors or employees. We did not grant any stock options or stock appreciation rights to any officers, directors or employees through the date of this Prospectus other than to John M. Pritchard, and we do not intend to grant any other stock options or stock appreciation rights to any officers, directors or employees during the fiscal year ending December 31, 2006.
Long-Term Incentive Plan with David C. Mathewson
Under our Agreement with Mr. Mathewson dated May 9, 2006, we have agreed to grant him a 1% net smelter return (“NSR”) on all prospects generated by him and which we acquire for staking. The term “net smelter return” is defined in the section captioned “Glossary”. We have also agreed to pay Mr. Mathewson a ½% NSR for prospects generated by him and which we lease, provided that (i) such lease carries a maximum NSR of 4%, and (ii) such lease does not adjoin claims from which Mr. Mathewson is already entitled to receive participation in an NSR either from us or from another party. We will have the right to purchase Mr. Mathewson’s ½% NSR for leased prospects for a purchase price of $250,000.
The Long-Term Incentive Plan Awards Table is omitted because we did not make any such awards in the last fiscal year.
Compensation for Service as a Director
At this time, Directors are not paid a fee for attending Board meetings. Directors’ reasonable expenses incurred in attending Board meetings will be reimbursed, subject to substantiation and approval.
Employment Agreements
Employment Agreement with John M. Pritchard
We are party to an employment agreement dated September 15, 2006 with John M. Pritchard, our Chief Executive Officer. Under the terms of this agreement, Mr. Pritchard will serve full time as our Chief Executive Officer for a term of three years commencing on September 15, 2006. In exchange for Mr. Pritchard’s services, we will pay him an annual salary of CAD $150,000 (equivalent to approximately US $130,446 based on an exchange rate of CAD $1 = US $.86964, as of December 8, 2006.). He will also receive four weeks of paid vacation and be eligible to participate in our benefit plans, to the extent that we have any. Mr. Pritchard was also issued an option to purchase 1,500,000 shares of Common Stock in consideration of his starting employment with us, under terms and conditions discussed elsewhere in this Prospectus.
54

Employment Agreement with David C. Mathewson
We are party to an employment agreement dated November 20, 2006 and effective retroactively to August 1, 2006 with David C. Mathewson, our President and Chief Geologist. This agreement expires on July 31, 2009 or upon our uncured failure to provide $6,000,000 to fund exploration activities. His duties include, without limitation: (i) generating potential property acquisitions; (ii) developing, implementing and managing all exploration activities; (iii) recruiting all necessary personnel, consultants and contractors; (iv) preparing and submitting periodic reports to our Board of Directors regarding potential acquisitions, divestments, exploration programs, strategic investments, or agreements; (v) preparing various technical materials, reports and summaries which may be required under law or as otherwise deemed necessary by our Board of Directors to facilitate the financing of the company or for other reasons, and (vi) travel as may be necessary to fulfill his duties. Mr. Mathewson is permitted do devote not more than twenty-five (25) days per calendar year to consulting activities approved by the Board of Directors and which do not compete with our business. Mr. Mathewson is to be paid an annual salary of $120,000 and reimbursed for reasonable and customary expenses. Shortly after we were formed, Mr. Mathewson purchased 7,500,000 shares of Common Stock from us for a purchase price of $750.
Employment Agreement with Brion Theriault
We are party to an employment agreement dated as of September 15, 2006 with Mr. Brion Theriault, our Senior Field Geologist. Mr. Theriault agreed to work for us for three years starting on September 15, 2006, for a salary of $96,000 per year. Mr. Theriault reports to our President, Mr. David C. Mathewson, and performs such duties as are consistent with a senior exploration geologist for a junior exploration company. We will reimburse Mr. Theriault for reasonable and customary expenses he incurs in performing his duties.
LEGAL MATTERS
The validity of the shares of Common Stock offered under this registration statement will be passed upon by the law firm of Hecht & Associates, P.C., New York, New York, who have acted as our special counsel in connection with this offering.
ESCROW
Our escrow agent for this transaction is Bank of New York, New York, New York.
EXPERTS
Our certified public accountants, DeJoy, Knauf & Blood, LLP, Rochester, New York, audited our financial statements from our incorporation on May 5, 2006 through August 31, 2006. We have included our audited financial statements in this Prospectus and elsewhere in the registration statement in reliance upon DeJoy, Knauf & Blood’s reports given on its authority as an expert in accounting and auditing.
55

FINANCIAL STATEMENTS
GOLD RUN INC.
FINANCIAL STATEMENTS
AUGUST 31, 2006
TOGETHER WITH
REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders of
   Gold Run Inc.:
We have audited the accompanying balance sheet of Gold Run Inc. as of August 31, 2006, and the related statements of loss and accumulated deficit and cash flows for the period from inception (May 5, 2006) to August 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gold Run Inc. as of August 31, 2006, and the results of its operations and its cash flows for the period from inception (May 5, 2006) to August 31, 2006, in conformity with U.S. generally accepted accounting principles.
DEJOY, KNAUF & BLOOD, LLP
Rochester, New York
October 20, 2006.
57

GOLD RUN INC.
BALANCE SHEET
AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

ASSETS	Notes
CURRENT
Cash		$701,953

Total current assets		701,953
PROPERTY AND EQUIPMENT
Mineral Properties	3 & 4	53,333
FINANCING COSTS		108,350

TOTAL ASSETS		$863,636

LIABILITIES
CURRENT
Accounts payable and accrued liabilities	5	$105,574

Total current liabilities		105,574
PROMISSORY NOTES	6	908,500

TOTAL LIABILITIES		1,014,074

SHAREHOLDERS' DEFICIT
COMMON STOCK	7
$.000001 par value, 100,000,000 shares authorized
39,450,000 shares issued and outstanding		40
ADDITIONAL PAID-IN CAPITAL		13,500
ACCUMULATED DEFICIT		(163,978)

TOTAL SHAREHOLDERS' DEFICIT		(150,438)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT		$863,636

The accompanying notes are an integral part of these financial statements.
58

GOLD RUN INC.
STATEMENT OF LOSS AND ACCUMULATED DEFICIT
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

REVENUE	Notes	—

EXPENSES
Exploration costs		$84,074
Audit fees		14,000
General and administrative		12,705
Accounting fees		7,000
Travel		6,327
Bank charges		1,379
Expenses to related parties	9
Legal fees		22,976
Consulting fees		10,000

		158,461

LOSS FROM OPERATIONS		(158,461)
Interest on convertible debentures		(6,668)
Interest income		1,151

NET LOSS FOR THE PERIOD		(163,978)
DEFICIT, BEGINNING OF PERIOD		—
ACCUMULATED DEFICIT, END OF PERIOD		$(163,978)

WEIGHTED AVERAGE NUMBER OF SHARES		39,450,000
LOSS PER SHARE		$(0.004)
The accompanying notes are an integral part of these financial statements.
59

GOLD RUN INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net Loss for the period	$(163,978)
Items not affecting cash

Net cash used in operating activities	(163,978)
Changes in non cash working capital
Accounts payable and accrued liabilities	105,574

Net cash from operating activities	(58,404)

Net cash used in investing activities
Mineral lease payments	(53,333)

Net cash used in investing activities	(53,333)

Net cash provided by financing activities
Cash proceeds from issuance of promissory notes	908,500
Less costs of issue	(108,350)
Issuance of shares
Common stock	40
Additional paid-in capital	13,500

Net cash provided by financing activities	813,690

INCREASE IN CASH	701,953
CASH, BEGINNING OF PERIOD	—

CASH, END OF PERIOD	$701,953

Supplemental cash flow disclosure:
Interest paid	$—

The accompanying notes are an integral part of these financial statements.
60

GOLD RUN INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

1.	NATURE OF OPERATIONS
Gold Run Inc. (the Company) is an exploration company engaged in the acquisition and exploration of mineral properties in the state of Nevada. The Company was incorporated on May 5th, 2006 under the laws of the State of Delaware. As at the date of this report the Company has put in place the management team, has leased three mining properties (see note 3), and has secured seed equity financing (see note 6). The Company has also completed one offering of convertible promissory notes and has begun a second offering (see note 5).
The recoverability of amounts shown as mineral properties is dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development of the mineral properties and the ability of the Company to obtain profitable production or proceeds from the disposition thereof.
2.	SIGNIFICANT ACCOUNTING POLICIES
These financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies used in these financial statements are as follows:
(a)	Measurement uncertainties
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates. Significant estimates used in the preparation of these financial statements include, amongst other things, the estimated future operating results and net cash flows from mineral properties, the anticipated costs of asset retirement obligations including the reclamation of mine sites and the computation of stock-based compensation.
(b)	Cash and cash equivalents
Cash includes short-term money market instruments with terms to maturity, at the date of acquisition, not exceeding ninety days.
61

GOLD RUN INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

(c)	Mineral properties
All direct costs related to the acquisition of mineral property interests are capitalized by property. Exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent exploration costs and the costs incurred to develop a property are capitalized.
The Company reviews the carrying values of its other mineral property interests whenever events or changes in circumstances indicate that their carrying values may exceed their estimated net recoverable amounts. An impairment loss is recognized when the carrying value of those assets is not recoverable and exceeds its fair value. At such time as commercial production may commence, depletion of each mining property will be provided on a unit-of-production basis using estimated proven and probable recoverable reserves as the depletion base. In cases where there are no proven or probable reserves, depletion is provided on a straight-line basis over the expected economic life of the mine.
(d)	Asset retirement obligations
The Company plans to recognize liabilities for statutory, contractual or legal obligations, including those associated with the reclamation of mining property, plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation will be recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost will be added to the carrying amount of the related asset and the cost will be amortized as an expense over the economic life of the asset using either the unit-of-production method or the straight-line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability will be increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.
(e)	Income Taxes
Future tax assets and liabilities are recognized for the future tax consequences attributable to the difference between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to be recovered or settled. This method also requires the recognition of future tax benefits such as operating loss carry forwards, to the extent that realization of such benefits is more likely than not.
62

GOLD RUN INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

(f)	Loss per share
The basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding stock options and share purchase warrants, in the weighted average number of common shares outstanding during the period, if dilutive. For this purpose, the “treasury stock method” is used for the assumed proceeds upon the exercise of stock options and warrants that are used to purchase common shares at the average market price during the year. As at the period end none of the warrants or convertible promissory notes were dilutive.
(g)	Financing costs
The financing costs represent commission costs and legal fees on the issuance of debt. These costs are being amortized over the life of the debt (2 years).
3.	MINERAL PROPERTY INTERESTS
The Company has entered into three leases with KM Exploration Ltd. (the Lessor) (one of the principals of KM Exploration Ltd. is also the President and a 15% shareholder in the Company) and are all subject to the following terms:
The Company has committed under an agreement with its President and Chief Geologist (see note 11) to provide exploration funding, in the following amounts, no later than the following dates:
August 11, 2006	$300,000
September 30, 2006	300,000
March 31, 2007	1,400,000
July 31, 2007	1,000,000
January 31,2008	1,000,000
July 31, 2008	1,000,000
January 31, 2009	500,000
April 30, 2009	500,000

$6,000,000

In addition to its commitment to provide exploration funding totaling $6,000,000, the Company must also provide funding sufficient to fund all other activities of the Company, including administrative, legal, accounting, travel and other costs. The total funding obligation, including exploration costs and administrative, legal, accounting, travel and other costs, is estimated to be $9,000,000.
63

GOLD RUN INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

The Company’s funding obligations are deemed to be satisfied upon the earlier of the date upon which the cumulative sum of $6,000,000 has been expended on exploration costs, or the date upon which funds in the amount of $6,000,000 less the amount of exploration costs previously expended is set aside and reserved to pay for exploration costs, provided that the Company has also set aside funds to pay for general and administrative expenses in an amount equal to 50% of the funds set aside to pay for exploration costs.
Should the Company not be able to achieve an effective registration statement covering the public sale of its shares prior to February 1, 2007, the exploration cost funding obligation is revised as follows:
August 11, 2006	$300,000
September 30, 2006	300,000
May 31, 2007	500,000
July 31, 2007	1,900,000
January 31,2008	1,000,000
July 31, 2008	1,000,000
January 31, 2009	500,000
April 30, 2009	500,000

$6,000,000

Should the Company be unable to complete the above funding obligations, the leases will be cancelled and the Company will have no further interest in these properties. Upon termination of the leases the Company will be required to remove all of the equipment it may install on the lease property and will be responsible for reclamation of those areas disturbed by the Company's activities. All of the leases have be accounted for as operating leases. These three leases are described as follows:
(a)	CVN Lease
On July 17, 2006 the Company entered into a mining lease agreement with the Lessor to lease a group of 151 unpatented lode mining claims know as the "CVN" group.
The terms of the lease is for an initial term of ten years. This lease may be extended in five year increments thereafter for a total lease term of thirty years. The Company can terminate the lease at any time upon 60 days' advance notice.
64

GOLD RUN INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

Until production is achieved the following lease payments are required:
Anniversary of effective date of agreement	Annual lease payment
Upon signing of the lease	$13,333
Years 1 through 4	13,333
Years 5 through 9	26,667
Years 10 and all years thereafter	43,333
Once production is achieved from this property the lease requires the Company to pay the Lessor the greater of:
(i)	a royalty on production equal to 3% of net smelter returns; and,
(ii)	the lease payments as per the above table.
The Company has the right at any time during the lease agreement to purchase a maximum of two "points" of the property lessor three (3%) percent gold production royalty, thereby reducing the property lessor gold production royalty to one (1%) percent. Each "point" is equivalent to 1% of net smelter returns. The purchase price for each royalty "point" shall be as follows:
Average Price of Gold for Preceding 30 Days	Price per Royalty "Point"
$300.00 per ounce and lower	$2,000,000
$300.01 to 400.00 per ounce	$2,500,000
$400.01 to 500.00 per ounce	$3,000,000
The price per Royalty "Point" is further increased by $500,000 for each $100 increase in the average preceding 30-day price of gold.
The Company shall have the right to purchase less than a full royalty "point," at a pro- rata price.
(b)	RC Lease
On July 17, 2006 the Company entered into a mining lease agreement with the Lessor to lease a group of 91 unpatented lode mining claims know as the "RC" group. The terms of the lease is for an initial term of ten years. This lease may be extended in five year increments thereafter for a total lease term of thirty years. The Company can terminate the lease at any time upon 60 days' advance notice.
65

GOLD RUN INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

Until production is achieved the following lease payments are required:
Anniversary of effective date of agreement	Annual lease payment
Upon signing of the lease	$10,000
Years 1 through 4	10,000
Years 5 through 9	20,000
Years 10 and all years thereafter	32,500
Once production is achieved from this property the lease requires the Company to pay the Lessor the greater of:
(i)	a royalty on production equal to 2.5% of net smelter returns; and,
(ii)	the lease payments as per the above table.
The Company has the right at any time during the lease agreement to purchase one and one-half (1.5) "points" of property lessor two and one-half (2.5%) percent gold production royalty, each "point" is equivalent to 1% of net smelter returns. The purchase price for each royalty "point" shall be as follows:
Average Price of Gold for Preceding 30 Days	Price per Royalty "Point"
$300.00 per ounce and lower	$2,000,000
$300.01 to 400.00 per ounce	$2,500,000
$400.01 to 500.00 per ounce	$3,000,000
The price per Royalty "Point" is further increased by $500,000 for each $100 increase in the average preceding 30-day price of gold. The Company shall have the right to purchase less than a full royalty "point," at a pro- rata price.
(c)	HC Lease
On July 17, 2006 the Company entered into a mining lease agreement with the Lessor to lease a group of 189 unpatented lode mining claims know as the "HC" group. The terms of the lease is for an initial term of ten years. This lease may be extended in five year increments thereafter for a total lease term of thirty years. The Company can terminate the lease at any time upon 60 days' advance notice.
66

GOLD RUN INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

Until production is achieved the following lease payments are required:
Anniversary of effective date of agreement	Annual lease payment
Upon signing of the lease	$10,000
Years 1 through 4	10,000
Years 5 through 9	20,000
Years 10 and all years thereafter	32,500
Once production is achieved from this property the lease requires the Company to pay the Lessor the greater of:
(i)	a royalty on production equal to 2.5% of net smelter returns; and,
(ii)	the lease payments as per the above table.
The Company has the right at any time during the lease agreement to purchase one and one-half (1.5) "points" of property lessor two and one-half (2.5%) percent gold production royalty, each "point" is equivalent to 1% of net smelter returns. The purchase price for each royalty "point" shall be as follows:
Average Price of Gold for Preceding 30 Days	Price per Royalty "Point"
$300.00 per ounce and lower	$2,000,000
$300.01 to 400.00 per ounce	$2,500,000
$400.01 to 500.00 per ounce	$3,000,000
The price per Royalty "Point" is further increased by $500,000 for each $100 increase in the average preceding 30-day price of gold.
The Company shall have the right to purchase less than a full royalty "point," at a pro- rata price.
4.	PROPERTY AND EQUIPMENT
Property and equipment consists of mining leases and as at August 31, 2006 are as follows:
	Acquisition Cost	Acquisition - Related Legal Fees	Total	Accumulated Amortization	Net Book Value
CVN Lease	$13,333	$8,000	$21,333		$21,333
RC Lease	10,000	6,000	16,000		16,000
HC Lease	10,000	6,000	16,000	—	16,000

	$33,333	$20,000	$53,333	$—	$53,333

67

GOLD RUN INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

5.	ACCRUED LIABILITIES
Included in accounts payable and accrued liabilities are the following accrued liabilities.
Audit fees	$14,000
Accounting fees	7,000
Commissions on promissory notes	9,100
Interest on promissory notes	6,648
Other	2,500

Total accrued liabilities	$39,248

6.	PROMISSORY NOTES
The Company has completed one offering and is in the process of conducting a second offering of two year non-transferable 10% convertible promissory notes payable. Interest accrues and is payable annually.
The notes are convertible on an all or none basis, at the option of the holder, on the first anniversary of the issue of the note into common shares of the Company at a conversion price of $0.25 per share in the case of the first series and $0.50 per share in the case of the second series. The Company, at its option, may pay some or all of the principal and accrued interest on the promissory note by issuing shares of the Company at a value of $0.25 per share in the case of Series 1 and $0.50 per share in the case of Series 2. Should the Company's shares be registered under the Securities Act of 1933, the promissory notes along with accrued interest will automatically be converted to common shares of the Company at a value of $0.25 per share in the case of Series 1 and $0.50 per share in the case of Series 2. Should the registration take place prior to the first anniversary of the issue of the notes, the Company shall pay to the promissory note holders an amount equal to a full year's interest.
As at August 31, 2006 the Company had issued the following promissory notes.
	Issued	Costs of issue	Net
Series 1	$583,500	$67,100	$516,400
Series 2	325,000	41,250	283,750

	$908,500	$108,350	$800,150

68

GOLD RUN INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

7.	COMMON STOCK AND WARRANTS
(a)	Common stock
Authorized
100,000,000	Common shares having a par value of $.000001 per share
Issued and Outstanding
		Consideration
	Number of shares	Par Value	Additional Paid-in Capital
Private placement of shares	21,400,000	$22	$2,218
Shares issued in consideration of
entering into certain mineral
agreements	7,500,000	8	742
Private placement of shares	10,550,000	10	10,540

	39,450,000	$40	$13,500

(b)	Warrants
Upon formation of the Company the founders subscribed for a total of 21,400,000 common shares at a price of $0.0001 per share and share purchase warrants entitling the holders to purchase a total of 9,900,000 shares at a price of $1.00 per share for a total of $2,340. Given that the Company is an exploration stage enterprise Management has allocated the full consideration paid the common shares.
The following is a summary of warrants outstanding as at August 31, 2006.
Number of warrants	Exercise price	Expiry Date
9,900,000	$ 1.00	May 31, 2008
69

GOLD RUN INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

(c)	Commitment to issue additional shares
In consideration of entering into an employment and certain mining agreements with the Company, the Company and its President have agreed that the President should become a 15% shareholder of the Company assuming the Company has completed its exploration funding obligation. This funding obligation is defined as the Company having raised a total of $6,000,000 for exploration costs by April 30, 2009. The Company has sold to the President 7,500,000 shares at a price of $0.0001 per share. Once the Company has met its funding obligation, the Company would issue shares to the President (at a price of $0.0001 per share) in sufficient number so that the President would hold 15% of the then issued and outstanding shares of the Company. Should the President hold more than 15% of the then issued and outstanding shares, those excess shares will be deemed to be automatically cancelled. Shares issued by the Company pursuant to the acquisition of additional mining interests will be deducted from the total of the shares then issued and outstanding for the purposes of calculating the 15% the President is entitled to.
These shares will vest on a pro-rata basis over a period of three years commencing from May 9, 2006. These shares are restricted as to sale for the first eighteen months and then subject to certain restrictions on the sale of these shares for a further 18 months.
8.	INCOME TAXES
The components of the Company’s net deferred tax asset are as follows:
Net operating loss carryforward	$57,400
Valuation allowance	(57,400)

Net deferred tax asset	$—

The Company has recorded a valuation allowance sufficient to fully reserve the deferred tax asset as realization of the deferred tax asset is not reasonably assured because of the Company’s recurring losses since inception. The need for a valuation allowance is evaluated by management periodically.
As of August 31, 2006 the Company had net operating loss carryforwards of approximately $163,000 that may be used in future years to offset federal taxable income. Such carryforwards begin to expire in August 2026.
70

GOLD RUN INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

9.	RELATED PARTY TRANSACTIONS
During the period ended August 31, 2006, the Company has entered into several transactions with the President of the Company. As part of the employment agreement entered into with the President the Company has agreed to issue additional common shares at a price of $0.0001 per share (see notes 3 & 6 for details). In addition the Company has entered into mineral property leases with a Company of which the President is a significant shareholder (see note 3 for lease details).
The Company incurred legal costs in the amount of $60,000 with a law firm, of which some of the partners are significant shareholders of the Company. The Company also incurred consulting fees of $10,000 with a investment banking firm, which some of the partners are significant shareholders of the Company. The Company believes that the services were acquired for less than what they would have been had they been procured from a non-related party.
10.	CONCENTRATIONS OF CREDIT RISK
Of the $701,953 cash held by the Company at August 31, 2006, $649,392 is held in accounts with a Canadian Chartered Bank. Of this amount $18,230 (US$) is denominated in Canadian dollars and the remainder is denominated in US Dollars. The amounts held in these Canadian accounts exceeds the limit of Canadian deposit insurance ($60,000 CDN). The Company has not experienced losses on such accounts, nor does the Company believe that there is significant risk of loss on such accounts in Canada.
71

GOLD RUN INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO AUGUST 31, 2006
(Stated in US Dollars)
An Exploration Stage Enterprise

11	SUBSEQUENT EVENT
a) On September 15, 2006, the Company and its Chief Executive Officer entered into an employment agreement which provides, among other compensation, an option to purchase 1,500,000 shares of common stock over a five-year period at a price of $.25 for the first 500,000 shares and $.50 for the remaining 1,000,000 shares. The option vests as follows:
Upon signing of the agreement	300,000
Pro-rata on a daily basis until September 15, 2007	400,000
Pro-rata on a daily basis from September 15, 2007 until
September 15, 2008	400,000
Pro-rata on a daily basis from September 15, 2008 until
September 15, 2009	400,000

Total	1,500,000

The Company has not yet estimated the amount of the expense charge that will be recorded relating to these options in its financial statements for the year ending August 31, 2007, but believes that the amount will not be material.
b) Subsequent to the year end, but effective August 1, 2006, the Company entered into an employment agreement with its President and Chief Geologist. This agreement requires the Company to pay the President and Chief Geologist a net smelter royalty (“NSR”) of one percent for all prospects generated by him and which are acquired for staking by the Company, exclusive of the CVN, HC and RC properties described in Note 3. The President and Chief Geologist is also granted a ½% NSR for all prospects he generates which are subsequently leased by the Company, so long as the lease carries a total NSR of 4% and such lease does not adjoin claims from which he is otherwise entitled to receive NSRs. The Company may purchase such ½% NSR respecting leased prospects for $250,000.
72

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
None.
GLOSSARY
There are a number of technical terms that have been used in this Prospectus. For the convenience of the reader, we have defined these terms below:
“Arsenic” refers to a toxic metal the presence of which may be associated with the presence of gold ores.
“Breccia” refers to a type of rock the components of which are angular in shape, as opposed to a conglomerate, the components of which have been worn into a rounded shape.
“Bonanza vein” refers to a vein that is rich with gold.
“Lode” refers to a deposit occurring in a place within definite boundaries separating it from the adjoining rocks.
“Net smelter return” refers to the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less any of following expenses which we actually incur: (i) sales, use, gross receipts, severance and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the gold from our properties, but excluding any taxes on net income; (ii) charges and costs, if any, for transportation from the mine or mill to places where the gold is smelted, refined and/or sold, and (iii) charges, costs (including assaying and sampling costs specifically related to smelting and/or refining) and all penalties, if any, for smelting and/or refining. In the event that smelting or refining is carried our in a facility owned or controlled in whole or in part us, then charges, costs and penalties shall mean the amount that we would have incurred if such operations were carried out at facilities not owned or controlled by us and that offer comparable services for comparable products on prevailing terms. At this time, we do not own or control any facilities engaged in smelting or refining, nor do we intend to own or control any such facilities in the future.
“Reverse circulation hole” refers to a hole that has been drilled by a reverse circulation drill, which means that materials which are drilled underground are taken to the surface as the drilling goes on.
73

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Under our Certificate of Incorporation and Section 102(b)(7) of the Delaware General Corporation Law, our directors will have no personal liability to us or to our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director involving any act or omission of any such director. This provision generally absolves our directors from personal liability for negligence, including gross negligence, in the performance of their duties. The effect of this provision in our Certificate of Organization is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover damages against a director for breach of his fiduciary duty as a director, except in very limited circumstances. Under Section 102(b)(7) of the Delaware General Corporation Law, our directors will remain liable for any of the following acts: (i) breach of loyalty; (ii) acts committed in bad faith or intentionally or involving a knowing violation of the law; (iii) payment of unlawful dividends or unlawful purchase or redemption of stock, or (iv) transactions from which the director derived an improper personal benefit. We are also required under our Certificate of Incorporation to pay for the defense costs (including investigation costs) of any director against whom an arguably indemnifiable action is brought.
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following is an itemized statement of all expenses of this offering other than underwriter / agent discounts and commissions, if any. Any expenses which are not known are estimates determined by us according to our best efforts, and are indicated as such by the presence of an asterisk (*).

Offering Expense	Amount of Offering Expense

Registration Fees	$856.00

Blue Sky Fees and Expenses	15,000.00[1]

Transfer Agent Fees	15,000.00[1]

Printing and Engraving	15,000.00[1]

Legal Fees	125,000.00[1,2]

Accounting Fees	12,000.00

Miscellaneous Expenses:	17,144.00[1]

TOTAL:	$200,000.00

74

Notes:
1 This expense is estimated.
2 Excludes fees to Berns & Berns and fees to Hecht & Associates P.C. not related to this registration statement.
RECENT SALES OF UNREGISTERED SECURITIES
Since our formation in May 2006, we have sold and issued the following securities without registration under the Securities Act:
On May 8, 2006, we completed a private placement to five persons consisting of an aggregate of 12,500,000 shares of Common Stock and to four of the same persons, each of whom is an officer or director, consisting of an aggregate of 9,900,000 Units. Each Unit consists of one share of Common Stock and a warrant to purchase one share of Common Stock for $1, expiring on May 8, 2009. No warrants have been exercised to date. The price for per share of Common Stock and for each Unit sold in this private placement was $.0001. We realized proceeds of $2,240 from this private placement. The sales and issuance of Common Stock and warrants to purchase Common Stock in this private placement were made by us in reliance of Section 4(2) of the Securities Act of 1933, as amended, and in further reliance of Regulation S as to foreign citizens and residents. The sales were made to accredited investors as defined in Rule 501(a) of the Securities Act or to persons outside the United States; no general solicitation was made by us or by any person acting on our behalf; and the certificates representing the shares of Common Stock will bear an appropriate legend that they have not been registered under the Securities Act, may not be offered or sold absent registration or pursuant to an exemption therefrom, and that the shares are subject to a Founders Agreement dated October 5, 2006 which restricts resale rights.
On May 9, 2006, we completed a private placement consisting of 7,500,000 shares of Common Stock. All 7,500,000 shares of Common Stock were sold to our President and Chief Geologist, Mr. David C. Mathewson, for $750, his agreement to become our President and Chief Geologist and in further consideration of his executing an agreement concerning this and other matters dated May 9, 2006. The terms and conditions respecting this private placement and other matters are set forth in an Amended and Restated Agreement dated November 20, 2006 and effective retroactively to May 9, 2006. The sale and issuance of shares of Common Stock in this private placement were made by us in reliance upon Section 4(2) of the Securities Act. This private placement was made to an accredited investor as defined in Rule 501(a) of the Securities Act; no general solicitation was made by us or by any person acting on our behalf; and the certificates representing the shares of Common Stock will contain an appropriate legend that they have not been registered under the Securities Act, may not be offered or sold absent registration or pursuant to an exemption therefrom, and are subject to contractual resale restrictions.
75

On May 10, 2006, we completed a private placement consisting of an aggregate of 9,550,000 shares of Common Stock to thirteen investors each of whom represented to us that they were an accredited investor as defined in Section 501(a) of the Securities Act. Each share of Common Stock was sold at a price of $.001. We realized proceeds of $9,550 from this private placement. Seven of these thirteen individual investors are affiliated with Osprey Capital Partners, Toronto, Canada, an investment banking firm which we have retained from time to time and which we may retain again in the future. Please refer to the section captioned “Certain Relationships and Related Transactions” for more information. The sales and issuance of Common Stock in this private placement were made by us in reliance upon Section 4(2) of the Securities Act and, with respect to foreign citizens and residents, upon Regulation S. The sales were made to accredited investors or to persons outside the United States; no general solicitation was made by us or by any person acting on our behalf; the securities sold were subject to transfer restrictions, and the certificates representing the shares of Common Stock will contain an appropriate legend that they have not been registered under the Securities Act, may not be offered or sold absent registration or pursuant to an exemption therefrom, and are subject to contractual resale restrictions.
Starting in June 2006, we sold an aggregate of $583,500 (principal amount) of convertible, non-transferrable promissory notes to 28 persons who represented that they are accredited investors as defined in Section 501(a) of the Securities Act. The notes accrue interest of 10% per year and are payable in one installment on their second anniversary. The notes automatically convert into shares of Common Stock on the effective date of our registration statement at a conversion price of $.25 per share. If the notes have not been automatically converted, then starting on their one-year anniversary, the holder of each such note may, at his option, elect to convert his note into shares of our Common Stock on an all-or-none basis at a conversion price of $.25 per share. Upon conversion, accrued interest on the note will at our option be paid either in shares of Common Stock at a conversion price of $.25 per share or in cash. These notes were sold in reliance upon Section 4(2) of the Securities Act and upon Regulation S with respect to foreign citizens and residents. The sales were made to accredited investors or to persons outside of the United States; no general solicitation was made by us or by any person acting on our behalf; the securities sold were subject to transfer restrictions, and the promissory notes contain an appropriate legend stating that they have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.
Starting in August 2006, we sold an aggregate of $1,017,000 (principal amount) of convertible, non-transferrable promissory notes to 22 persons who represented that they are accredited investors as defined in Section 501(a) of the Securities Act. The notes accrue interest of 10% per year and are payable in one installment on their second anniversary. The notes will automatically convert into shares of Common Stock on the effective date of our registration statement at a conversion price of $.50 per share. If the notes have not been automatically converted, then starting on their first anniversary, the holder of each such note may, at his option, elect to convert his note into shares of our Common Stock on an all-or-none basis at a conversion price of $.50 per share. Upon conversion, accrued interest on the note will at our option be paid either in shares of Common Stock at a conversion price of $.50 per share or in cash. These notes were sold in reliance upon Section 4(2) of the Securities Act and upon Regulation S with respect to foreign citizens and residents. The sales were made to accredited investors or to persons outside of the United States; no general solicitation was made by us or by any person acting on our behalf; the securities sold were subject to transfer restrictions, and the promissory notes will contain an appropriate legend stating that they have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.
76

On September 15, 2006, we issued a stock option to our Chief Executive Officer, Mr. John M. Pritchard, to purchase 1,500,000 shares of Common Stock at an exercise price of $.25 with respect to the first 500,000 shares and an exercise price of $.50 with respect to the remaining 1,000,000 shares. Mr. Pritchard’s option vested and became exercisable with respect to 300,000 shares on September 15, 2006. With respect to the remaining shares, his option to purchase 1,095.89 shares thereafter vest and become exercisable daily through September 14, 2009 on condition of his continued employment. His option to purchase all 1,500,000 shares shall have become vested and exercisable if he remains employed with us through September 14, 2009. As of December 31, 2006, Mr. Pritchard’s option will have vested and exercisable with respect to 418,356 shares. Any shares for which Mr. Pritchard’s option is exercised are subject to voluntary resale restrictions prohibiting him from selling more than 1% of his share holdings during any consecutive three month calendar period commencing on June 1, 2007 and expiring on August 31, 2008. For purposes of this voluntary resale restriction, Mr. Pritchard’s share holdings shall be deemed to equal the number of shares for which his option has vested.
On October 31, 2006, we issued a stock option to a consultant in Canada to purchase 100,000 shares of Common Stock at an exercise price of CAD $.50 per share. This option is fully vested, immediately exercisable, and expires on October 30, 2008.
EXHIBITS
The following is a list of the exhibits that are annexed to this Prospectus:
Certificate of Incorporation	Exhibit 3.1
By-Laws	Exhibit 3.2
Form of Dealer Warrant	Exhibit 4.1
Form of Unit Warrant	Exhibit 4.2
Form of $.25 Convertible Promissory Note	Exhibit 4.3
Form of $.50 Convertible Promissory Note	Exhibit 4.4
Copy of John M. Pritchard Option Agreement	Exhibit 4.5
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Form of Opinion on Legality and Consent of Counsel	Exhibit 5.1
Copy of Crescent Valley North Lease	Exhibit 10.1
Copy of Robinson Creek Lease	Exhibit 10.2
Copy of Horse Creek Lease	Exhibit 10.3
Copy of Founders Agreement	Exhibit 10.4
Copy of Seed Investor Agreement	Exhibit 10.5
Copy of Amended and Restated Agreement with David C. "Dave" Mathewson	Exhibit 10.6
Copy of David C. "Dave" Mathewson Employment Agreement	Exhibit 10.7
Copy of John M. Pritchard Employment Agreement	Exhibit 10.8
Form of Brion Theriault Employment Agreement	Exhibit 10.9
Form of Mathewson-Theriault Stock Assignment Agreement	Exhibit 10.10
Copy of Share Purchase Agreement between Trevor Michael and Gordon Cooper	Exhibit 10.11
Copy of Share Purchase Agreement between Trevor Michael and Jasbir Gill	Exhibit 10.12
Form of Escrow Agreement	Exhibit 10.13
Consent of Accountants	Exhibit 23.1
Copy of September 27, 2006 David C. Mathewson Letter	Exhibit 99.1
Copy of October 18, 2006 David C. Mathewson Letter	Exhibit 99.2
UNDERTAKINGS
We hereby undertake the following:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
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(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information contained in the registration statement; and
(iii) To include any additional or changed material information on the plan of distribution.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.
(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4) That, for the purpose of determining our liability under the Securities Act of 1933 to any purchaser in the initial distribution of our Common Stock, regardless of the underwriting method used to sell our Common Stock to any such purchaser, if our Common Stock is sold to any such purchaser by means of any of the following communications, we will be considered as the seller to you and we will be considered to have offered or sold our Common Stock (as the case may be) to any such purchaser:
(i) Any preliminary Prospectus, or any Prospectus from us relating to the offering required to be filed under Rule 424;
(ii) Any free writing Prospectus relating to the offering that is prepared by us or on our behalf or used or referred to by us;
(iii) The portion of any other free writing Prospectus relating to the offering containing material information about us or our securities and that is provided by us or on our behalf, and
(iv) Any other communication that is an offer in the offering that is made by us to any such purchaser.
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* * *
SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on December 15, 2006.
GOLD RUN INC.
/s/ David C. Mathewson	/s/ John M. Pritchard
David C. Mathewson President and Director	John M. Pritchard Chief Executive Officer and Director
In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following capacities and on the dates stated
/s/ D. Richard Brown
D. Richard Brown Secretary and Chairman of the Board of Directors December 15, 2006
/s/ Trevor Michael
Trevor Michael Director and Treasurer December 15, 2006
/s/ James Berns
James Berns Director December 15, 2006
/s/ Michael Berns
Michael Berns Director December 15, 2006
/s/ Ernest M. Cleave
Ernest M. Cleave Chief Financial Officer December 15, 2006
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